The information in this preliminary prospectus supplement is not complete and may be changed. We may not sell these securities until the prospectus supplement is delivered in final form. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(3)
Registration No. 333-123783

SUBJECT TO COMPLETION, DATED OCTOBER 3, 2007

PROSPECTUS SUPPLEMENT
To Prospectus Dated November 23, 2005

$150,000,000
     % Convertible Senior Notes due 2014

We are offering $150,000,000 aggregate principal amount of our     % convertible senior notes due 2014 (the “Notes”). The Notes will bear interest at the rate of     % per annum. Interest on the Notes is payable on April 1 and October 1 of each year, beginning on April 1, 2008. The Notes will mature on October 1, 2014 unless earlier repurchased by us or converted.

Prior to July 1, 2014, holders may convert their Notes under the following circumstances: (1) if the price of our common stock reaches a specified threshold during specified periods, (2) if the trading price of the Notes is below a specified threshold or (3) if specified corporate transactions or other specified events occur, each as described in this prospectus supplement. On or after July 1, 2014, holders may convert their Notes at any time prior to the close of business on the scheduled trading day immediately preceding the stated maturity date regardless of whether any of the foregoing conditions is satisfied.

Subject to certain exceptions described under “Description of the Notes,” we will deliver cash and shares of our common stock, if any, as follows: (i) an amount in cash (the “principal return”) equal to the sum of, for each of the 20 volume-weighted average price (“VWAP”) trading days (as described herein) during the conversion period (as described herein), the lesser of the daily conversion value (as described herein) and $50 (representing 1/20th of $1,000), and (ii) a number of shares in an amount equal to, for each such VWAP trading day, any excess of the daily conversion value above $50 divided by the daily VWAP of our common stock on that VWAP trading day. Our ability to pay the amounts due upon conversion of the Notes may be subject to any limitations we may have in any of our credit facilities or other indebtedness in effect at the time of such conversion. See “Risk Factors — Risks Related to this Offering — We may not have the funds necessary to repurchase the Notes or pay the amounts due upon conversion of the Notes when necessary, and our indebtedness may contain limitations on our ability to pay the amounts due upon conversion of the Notes to holders of Notes upon conversion or to repurchase the Notes under certain circumstances.”

The conversion rate initially will be           shares of our common stock per $1,000 principal amount of Notes (subject to adjustment in certain events). This is equivalent to a conversion price of approximately $      per share of common stock. In addition, if certain corporate transactions that constitute a change of control occur prior to maturity, we will increase the conversion rate in certain circumstances as described in this prospectus supplement.

The Notes will be our unsecured senior indebtedness. The Notes will rank effectively junior to our secured indebtedness to the extent of the underlying collateral. The Notes will also be effectively subordinated to all existing and future indebtedness of our subsidiaries. As of June 30, 2007, on a pro forma basis after giving effect to this offering and the use of proceeds hereof, we would have had $150 million of senior indebtedness.

Holders may require us to purchase for cash some or all of their Notes upon the occurrence of a fundamental change as described under “Description of the Notes,” at a price equal to 100% of the principal amount of the Notes to be purchased, plus any accrued and unpaid interest to, but excluding, the purchase date.

Our common stock is listed on the New York Stock Exchange under the symbol “MOH.” The last reported sale price of our common stock on October 2, 2007, was $36.89 per share.

Investing in the Notes and the common stock issuable upon conversion of the Notes involves risks. See “Risk Factors” beginning on page 9.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.
Price: 100% Plus Accrued Interest, if any, from October   , 2007.

		Underwriting Discounts		Proceeds to Molina
	Price to Public	and Commissions		Healthcare, Inc.

Per Note	100%		%		%
Total	$150,000,000	$		$

We have also granted to the underwriters named in this prospectus supplement an option to purchase, within a period of 13 days beginning with the date we first issue the Notes, up to an additional $22.5 million principal amount of Notes solely to cover over-allotments.

The underwriters expect to deliver the Notes to purchasers on or about October   , 2007.
Joint Book-Running Managers

Citi	UBS Investment Bank

Bear, Stearns & Co. Inc.

October   , 2007

You should rely only on the information contained or incorporated by reference in this prospectus supplement and any “free writing prospectus” we may authorize to be delivered to you. Neither we nor the underwriters have authorized anyone to provide you with information that is different from that contained or incorporated by reference in this prospectus supplement. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy shares in any jurisdiction where such offer or any sale of shares would be unlawful. You should not assume that the information in this prospectus supplement, including any information incorporated by reference therein, is accurate as of any date other than their respective dates. If any statement in this prospectus supplement or a document incorporated by reference therein is inconsistent with a statement in another document having a later date — for example, a later document incorporated by reference in this prospectus supplement — the statement in the document having the later date modifies or supersedes the earlier statement.

i

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents we incorporate by reference in this prospectus supplement contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, or Securities Act, and Section 21E of the Securities Exchange Act of 1934, or Securities Exchange Act. All statements, other than statements of historical facts, that we include in this prospectus supplement, any further prospectus supplement or in the documents we incorporate by reference in this prospectus supplement, may be deemed forward-looking statements for purposes of the Securities Act and the Securities Exchange Act. We use the words “anticipate(s),” “believe(s),” “estimate(s),” “expect(s),” “intend(s),” “may(s),” “plan(s),” “project(s),” “will,” “would” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions, or expectations disclosed in our forward-looking statements and, accordingly, you should not place undue reliance on our forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from the forward-looking statements that we make, including the factors included in the documents we incorporate by reference in this prospectus supplement. You should read these factors and the other cautionary statements made in the supplements to this prospectus supplement and in the documents we incorporate by reference as being applicable to all related forward-looking statements wherever they appear in this prospectus supplement and any documents incorporated by reference. We caution you that we do not undertake any obligation to update forward-looking statements made by us. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements as a result of, but not limited to, the following factors:

•	the continuing achievement of a decrease in the medical care ratio of our start-up health plans in Ohio and Texas and risks related to our lack of experience with members in those states;

•	the continuing achievement of savings from a decrease in the overall medical care ratio of our health plans;

•	an increase in enrollment in our Ohio and California health plans and in our dual eligible population consistent with our expectations;

•	our ability to reduce administrative costs in the event enrollment or revenue is lower than expected;

•	increased administrative costs in support of the Company’s efforts to expand Medicare membership;

•	risks related to the continued solvency of our major providers and provider groups;

•	our ability to accurately estimate incurred but not reported medical costs;

•	the securing of adequate premium rate increases, particularly in the states of California and Michigan;

•	the successful renewal and continuation of the government contracts of our health plans;

•	limitations in our ability to control our medical costs and other operating expenses;

•	our dependence upon a relatively small number of government contracts and subcontracts for our revenue;

•	the payment of savings sharing income by the state of Utah to our Utah plan consistent with our expectations;

•	the negative impact of the DRG rate rebasing in Washington being greater than expected;

•	the availability of adequate financing to fund and/or capitalize our acquisitions and start-up activities;

•	the successful and cost-effective integration of our acquisitions, including Mercy CarePlus;

•	membership eligibility processes and methodologies;

•	unexpected changes in demographics, member utilization patterns, healthcare practices, or healthcare technologies;

ii

•	high dollar claims related to catastrophic illness or conditions;

•	changes in federal or state laws or regulations or in their interpretation;

•	failure to maintain effective, efficient, and secure information systems and claims processing technology;

•	the unfavorable resolution of pending litigation or arbitration;

•	funding decreases in the Medicaid, SCHIP, or Medicare programs or the failure to timely renew the SCHIP program;

•	epidemics such as the avian flu; and

•	changes to government laws and regulations or in the interpretation and enforcement of those laws and regulations, including the recently enacted citizenship certification requirements.

There are several factors, some beyond our control, that could cause results to differ significantly from our expectations. Some of these factors are described in more detail in the section captioned “Risk Factors.” Other factors, such as market, operational, liquidity, interest rate and other risks are described elsewhere in this prospectus supplement and the documents incorporated by reference in this prospectus supplement. Any factor described in this prospectus supplement or the documents incorporated by reference could by itself, or together with one or more other factors, adversely affect our business, results of operations and/or financial condition. There may be factors not described in this prospectus supplement or the documents incorporated by reference that could cause results to differ from our expectations.

iii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the documents incorporated by reference in this prospectus supplement. This summary may not contain all of the information that may be important to you. Please review this prospectus supplement in its entirety, including the “Risk Factors,” the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the financial statements and the related notes incorporated by reference in this prospectus supplement, before you decide to invest in these Notes. Unless otherwise noted, the terms “Molina,” “Company,” “we,” “us,” and “our” refer to Molina Healthcare, Inc. and its subsidiaries.

Overview

We are a multi-state managed care organization participating exclusively in government-sponsored health care programs for low-income persons, such as the Medicaid program and the State Children’s Health Insurance Program, or SCHIP. Commencing in January 2006, we also began to serve a very small number of members who are dually eligible under both the Medicaid and Medicare programs. We conduct our business primarily through seven licensed health plans in the states of California, Michigan, New Mexico, Ohio, Texas, Utah, and Washington. The health plans are locally operated by our respective wholly owned subsidiaries in those seven states, each of which is licensed as a health maintenance organization, or HMO. Our revenues are derived primarily from premium revenues paid to our HMOs by the relevant state Medicaid authority. The payments made to our HMOs generally represent an agreed upon amount per member per month, or a “capitation” amount, which is paid regardless of whether the member utilizes any medical services in that month, or whether the member utilizes medical services in excess of the capitation amount. Each HMO arranges for health care services for its members by contracting with health care providers in the relevant communities or states, including contracting with primary care physicians, specialist physicians, physician groups, hospitals, and other medical care providers. Our California HMO also operates 19 of its own primary care community clinics. Various core administrative functions of our health plans — primarily claims processing, information systems, and finance — are centralized at our corporate parent in Long Beach, California. As of June 30, 2007, approximately 1,076,000 members were enrolled in our seven health plans.

Dr. C. David Molina founded our company in 1980 under the name Molina Medical Centers as a provider organization serving the Medicaid population in Southern California through a network of primary care clinics. In 1997, we established our Utah health plan as a start-up operation. In 1999, we incorporated in California as the parent company of our California and Utah health plan subsidiaries under the name, American Family Care, Inc. In late 1999, we acquired our Michigan and Washington health plans. In March 2000, we changed our name to Molina Healthcare, Inc. In June 2003, we reincorporated from California to Delaware, and in July 2003 we completed our initial public offering of common stock and listed our shares for trading on the New York Stock Exchange under the trading symbol “MOH.” In July 2004, we acquired our New Mexico health plan. Our start-up health plan in Ohio began operations in December 2005 and had approximately 138,000 members as of June 30, 2007. In September 2006, our Texas start-up health plan commenced operations and had approximately 30,000 members as of June 30, 2007. The contract of our Indiana health plan was not renewed in 2006 and thus expired as of January 1, 2007.

Our members have distinct social and medical needs and come from diverse cultural, ethnic, and linguistic backgrounds. From our inception, we have focused exclusively on serving low-income individuals enrolled in government-sponsored healthcare programs. Our success has resulted from our extensive experience with meeting the needs of our members, including our over 25 years of experience in operating community-based primary care clinics, our cultural and linguistic expertise, our education and outreach programs, our expertise in working with government agencies, and our focus on operational and administrative efficiencies.

Our Industry

The Medicaid and SCHIP Programs.  Established in 1965, the Medicaid program is an entitlement program funded jointly by the federal and state governments and administered by the states. The Medicaid program provides health care benefits to low-income families and individuals. Each state establishes its own eligibility standards, benefit packages, payment rates, and program administration within federal guidelines. The most common state-administered Medicaid program is the Temporary Assistance for Needy Families program, or TANF (often pronounced “TAN-if”). TANF is the successor to the Aid to Families with Dependent Children program, or AFDC, and most enrolled members are mothers and their children. Another common state-administered Medicaid program is for the aged, blind, and disabled, or ABD Medicaid members, who do not qualify under mandatory Medicaid coverage categories.

In addition, the State Children’s Health Insurance Program, known widely by the acronym SCHIP, is a matching program that provides health care coverage to children whose families earn too much to qualify for Medicaid coverage, but not enough to afford commercial health insurance. States have the option of administering SCHIP through their Medicaid programs.

The state and federal governments jointly finance Medicaid and SCHIP through a matching program in which the federal government pays a percentage based on the average per capita income in each state. Typically, this percentage match is at least 50%. Federal payments for Medicaid have no set dollar ceiling and are limited only by the amount states are willing to spend. Nevertheless, budgetary constraints at both the federal and state levels may limit the benefits paid and the number of members served by Medicaid.

Medicare Advantage Special Needs Plans.  Consistent with our historical mission of serving low-income and medically underserved families and individuals, on January 1, 2006, our health plans in California, Michigan, Utah, and Washington began operating Medicare Advantage Special Needs Plans in their respective states. The Medicare Modernization Act of 2003 created a new type of Medicare Advantage coordinated care plan focused on individuals with special needs, such as those Medicare beneficiaries who are also eligible for Medicaid, are institutionalized, or have severe or disabling chronic conditions. The plans organized to provide services to these “special needs individuals” are called Special Needs Plans, or SNPs. The Molina Healthcare SNPs will initially focus on serving only the dual eligible population — that is, those beneficiaries eligible for both Medicare and Medicaid such as low-income seniors and people with disabilities. We intend to use our Medicare Advantage SNPs as a platform for ongoing discussions with state and federal regulators regarding the integration of Medicare and Medicaid benefits in order to provide a single point of access and accountability for care and services. Total enrollment in our SNPs at June 30, 2007 was approximately 3,251 members.

Other Government Programs for Low Income Individuals.  In certain instances, states have elected to provide medical benefits to individuals and families who do not qualify for Medicaid. Such programs are often administered in a manner similar to Medicaid and SCHIP, but without federal matching funds. At June 30, 2007, our Washington HMO served approximately 27,000 such members under one such program, that state’s Basic Health Plan.

Medicaid Managed Care.  Under traditional Medicaid programs, health care services are made available to beneficiaries in an uncoordinated manner. These beneficiaries typically have minimal access to preventive care such as immunizations, and access to primary care physicians is limited. As a consequence, treatment is often postponed until medical conditions become more severe, leading to higher utilization of costly emergency room services. In addition, providers are paid on a fee-for-service basis and lack incentives to monitor utilization and control costs.

In an effort to improve quality and provide more uniform and more cost-effective care, many states have implemented Medicaid managed care programs. Such programs seek to improve access to coordinated health care services, including preventive care, and to control health care costs. Under Medicaid managed care programs, a health plan receives a predetermined payment per enrollee or member (capitation) for the covered health care services. The health plan is thus financially “at risk” for its members’ medical services. The health plan, in turn, arranges for the provision of the covered health care services by contracting with a network of providers, including both physicians and hospitals, who agree to provide the covered services to its members.

The health plan also monitors quality of care and implements preventive programs, thereby striving to improve access to care while more effectively controlling costs.

Over the past decade, the federal government has expanded the ability of state Medicaid agencies to explore and, in many cases, to mandate the use of managed care for Medicaid beneficiaries. If Medicaid managed care is not mandatory, individuals entitled to Medicaid may choose either the fee-for-service Medicaid program or a managed care plan, if available. All states in which we operate have mandatory Medicaid managed care programs.

Our Approach

We focus on serving low-income families and individuals who receive health care benefits through government-sponsored programs within a managed care model. These families and individuals generally represent diverse cultures and ethnicities. Many have had limited educational opportunities and do not speak English as their first language. Lack of adequate transportation is common. We believe we are well-positioned to capitalize on the growth opportunities in serving these members. Our approach to managed care is based on the following key attributes:

Experience.  For over 25 years we have focused on serving Medicaid beneficiaries as both a health plan and as a provider. We have developed and forged strong relationships with the constituents whom we serve — members, providers, and government agencies. Our ability to deliver quality care and to establish and maintain provider networks, as well as our administrative efficiency, has allowed us to compete successfully for government contracts. We have a strong record of obtaining and renewing contracts and have developed significant expertise as a government contractor.

Administrative Efficiency.  We have centralized and standardized various functions and practices across all of our health plans to increase administrative efficiency. The steps we have taken include centralizing claims processing and information services onto a single platform. We have standardized medical management programs, pharmacy benefits management contracts, and health education. In addition, we have designed our administrative and operational infrastructure to be scalable for cost-effective expansion into new and existing markets.

Proven Expansion Capability.  We have successfully replicated our business model through the acquisition of health plans, the start-up development of new operations, and the transition of members from other health plans. The integration of our New Mexico acquisition demonstrated our ability to integrate stand-alone acquisitions. The establishment of our health plans in Utah, Ohio, and Texas reflects our ability to replicate our business model in new states, while contract acquisitions in California, Michigan, and Washington have demonstrated our ability to acquire and successfully integrate existing health plan operations into our business model.

Flexible Care Delivery Systems.  Our systems for delivery of health care services are diverse and readily adaptable to different markets and changing conditions. We arrange health care services through contracts with providers that include independent physicians and medical groups, hospitals, ancillary providers, and in California, our own clinics. Our systems support multiple contracting models, such as fee-for-service, capitation, per diem, case rates, and diagnostic related groups, or DRGs. Our provider network strategy is to contract with providers that are best-suited, based on expertise, proximity, cultural sensitivity, and experience, to provide services to the members we serve.

We operate 19 company-owned primary care clinics in California. Our clinics require low capital expenditures and minimal start-up time. We believe that our clinics serve a useful role in providing certain communities with access to primary care and providing us with insights into physician practice patterns, first-hand knowledge of the needs of our members, and a platform to pilot new programs.

Cultural and Linguistic Expertise.  We have over 25 years of experience developing targeted health care programs for culturally diverse Medicaid members, and believe we are well-qualified to successfully serve these populations. We contract with a diverse network of community-oriented providers who have the capabilities to address the linguistic and cultural needs of our members. We educate employees and providers about the differing needs among our members. We develop member education material in a variety of media and languages and ensure that the literacy level is appropriate for our target audience.

Medical Management.  We believe that our experience as a health care provider has helped us to improve medical outcomes for our members while at the same time enhancing the cost-effectiveness of care. We carefully monitor day-to-day medical management in order to provide appropriate care to our members, contain costs, and ensure an efficient delivery network. We have developed disease management and health education programs that address the particular health care needs of our members. We have established pharmacy management programs and policies that have allowed us to manage our pharmaceutical costs effectively. For example, our staff pharmacists educate our providers on the use of generic drugs rather than brand-name drugs.

Our Strategy

Our objective is to be the leading managed care organization serving Medicaid, SCHIP, and other low-income members. To achieve this objective, we intend to:

Focus On Serving Low-Income Families And Individuals.  We believe that the Medicaid population, characterized by low income and significant ethnic diversity, requires unique services to meet its health care needs. Our more than 25 years of experience in serving this population has provided us significant expertise in meeting the unique needs of our members.

Increase Our Membership.  We have grown our membership through a combination of acquisitions, start-up health plans, serving new populations, and internal growth. Increasing our membership provides the opportunity to grow and diversify our revenues, increase profits, enhance economies of scale, and strengthen our relationships with providers and government agencies. We will continue to seek to grow our membership by expanding within existing markets and entering new strategic markets.

•	Expand within existing markets. We expect to grow in existing markets by expanding our service areas and provider networks, increasing awareness of the Molina brand name, extending our services to new populations, maintaining positive provider relationships, and integrating members from other health plans.

•	Enter new strategic markets. We intend to enter new markets by acquiring existing businesses or building our own operations. We will focus our expansion on markets with competitive provider communities, supportive regulatory environments, significant size and, where possible, mandated Medicaid managed care enrollment.

Provide quality cost-effective care.  We will use our information systems, strong provider networks and first-hand provider experience to further develop and utilize effective medical management and other programs that address the distinct needs of our members. While improving the quality of care, these programs also facilitate the cost-effective delivery of that care.

Leverage operational efficiencies.  Our centralized administrative infrastructure, flexible information systems, and dedication to controlling administrative costs provide economies of scale. We believe our administrative infrastructure has significant expansion capacity, allowing us to integrate new members from expansion within existing markets and entry into new markets.

Recent Development

Acquisition of operations in Missouri.  We have entered into a definitive agreement to acquire Mercy CarePlus, a Medicaid managed care company based in St. Louis, Missouri. The purchase price for the acquisition of all of the company’s outstanding limited liability company units, net of retained cash, is approximately $74 million, subject to certain adjustments for IBNR and risk-based capital. The sellers shall be entitled to an additional $5 million payment in the event earnings (as defined in the definitive agreement) in the twelve months ended June 30, 2008 are in excess of $22 million. Mercy CarePlus has a contractual agreement to provide healthcare services with the state of Missouri through June 2009, and as of August 31, 2007 served approximately 61,600 Medicaid and 6,100 SCHIP members who qualify for the state’s Medicaid managed care program, known as MC+ Managed Care principally located in the St. Louis metropolitan area. The acquisition is expected to close in the fourth quarter of 2007, subject to regulatory approvals and other standard closing conditions. With this acquisition, we seek to further diversify our revenues and capitalize on growth opportunities in new markets.

Modified Financial Statement Disclosure.  We have historically reported three categories of medical care costs on our income statement. Beginning with the third quarter of 2007, we will report medical care costs as a single line on our income statement. In order to provide our stockholders and investors with more detailed information regarding our medical care costs, in our Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our future SEC filings we will break out medical care costs into four categories and provide detailed information for each category. Two of those categories will be very similar to two of the categories historically reported, while the third category historically reported will be split into two new categories. This modification is being made to enhance our disclosure only and does not represent any change to our historical accounting policies and practices.

The Offering

We provide the following summary solely for your convenience. This summary is not a complete description of the Notes. You should read the full text and more specific details contained elsewhere in this prospectus supplement. For a more detailed description of the Notes, see the section entitled “Description of Notes” in this prospectus supplement. With respect to the discussion of the terms of the Notes on the cover page, in this section and in the section entitled “Description of Notes,” the words “we,” “our,” “us” and the “Company” refer only to Molina Healthcare, Inc. and not to any of its subsidiaries and references to our “common stock” are to our common stock, par value $0.001 per share.

Issuer	Molina Healthcare, Inc.

Securities Offered	$150 million principal amount of % Convertible Senior Notes due 2014 (plus up to an additional $22.5 million principal amount available for purchase by the underwriters at their option within a 13-day period beginning with the date we first issue the Notes, solely to cover over-allotments).

Offering Price	100% of the principal amount of the Notes, plus accrued interest from October , 2007, if any, or such other price as the underwriters determine.

Maturity Date	October 1, 2014.

Interest	% per annum on the principal amount, payable semi-annually in arrears on April 1 and October 1 of each year, commencing April 1, 2008.

Ranking	The Notes will be our unsecured senior obligations. The Notes will rank equally in right of payment with our existing and future senior indebtedness and senior to any of our existing and future subordinated indebtedness. The Notes will rank effectively junior to our secured indebtedness to the extent of the underlying collateral. Additionally, the Notes will be effectively subordinated to all existing and future indebtedness and other liabilities, including trade payables, of our subsidiaries.

At June 30, 2007, on a pro forma basis after giving effect to the offering and the use of proceeds hereof, we would have had $150 million of senior indebtedness.

Conversion Rights	Prior to July 1, 2014, holders may convert their Notes only under the following circumstances:

• during any fiscal quarter after our fiscal quarter ending December 31, 2007 (and only during such fiscal quarter), if the closing sale price per share of our common stock, for each of at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous fiscal quarter, is greater than or equal to 120% of the conversion price per share of our common stock;

• during the five business day period immediately following any five consecutive trading day period in which the trading price per $1,000 principal amount of Notes for each trading day of such period was less than 98% of the product of the closing sale price per share of our common stock on such day and the conversion rate in effect on such day; or

• upon the occurrence of specified corporate transactions or other specified events described under “Description of the Notes — Conversion Rights — Conversion Upon Specified Corporate Transactions and Other Specified Events.”

On or after July 1, 2014, holders may convert their Notes at any time prior to the close of business on the scheduled trading day immediately preceding the stated maturity date regardless of whether any of the foregoing conditions is satisfied.

The initial conversion rate will be shares of our common stock per $1,000 principal amount of Notes. This represents an initial conversion price of approximately $ per share of our common stock. In addition, if certain corporate transactions that constitute a change of control occur prior to maturity, we will increase the conversion rate in certain circumstances. See “Description of the Notes — Conversion Rights — Make Whole Amount.”

As described in this prospectus supplement, the conversion rate may be adjusted upon the occurrence of certain events, including for cash dividends, but will not be adjusted for accrued and unpaid interest. By delivering to the holder cash and shares of our common stock, if any, we will satisfy our obligations with respect to the Notes subject to the conversion. Accordingly, upon conversion of a Note, accrued and unpaid interest, if any, will be deemed to be paid in full, rather than canceled, extinguished or forfeited.

Our ability to pay the amounts due upon conversion of the Notes and to repurchase the Notes, as described below, may be subject to any limitations we may have in any of our credit facilities or other indebtedness in effect at the time of such conversion. See “Risk Factors — Risks Related to this Offering — We may not have the funds necessary to repurchase the Notes or pay the amounts due upon conversion of the Notes when necessary, and our indebtedness may contain limitations on our ability to pay the amounts due upon conversion of the Notes to holders of Notes upon conversion or to repurchase the Notes upon certain circumstances.” For example, our current senior secured credit facility prohibits us from making any cash payments on the Notes upon conversion or repurchase if, at the time of such conversion or repurchase, there is a default or event of default thereunder or if there is less than $50,000,000 in availability of the aggregate lending commitments thereunder. See “Description of the Credit Agreement.” The indenture for the Notes provides that it will be an event of default under the Notes if we do not, for any reason, make the cash payments due upon conversion or repurchase of the Notes.

Conversion Settlement	Subject to certain exceptions described under “Description of the Notes,” we will deliver cash and shares of our common stock, if any, upon conversion of each $1,000 principal amount of Notes, as follows:

• an amount in cash (the “principal return”) equal to the sum of, for each of the 20 VWAP trading days (as described herein) during the conversion period (as described herein), the lesser of the daily conversion value (as described herein) for such VWAP trading day and $50 (representing 1/20th of $1,000); and

• a number of shares (the “net shares”) based upon, for each of the 20 VWAP trading days during the conversion period, any excess of the daily conversion value above $50, calculated as described under “Description of the Notes — Conversion Rights — Conversion Settlement” below.

We will pay the principal return and cash for fractional shares, and deliver net shares, no later than the third business day following the last day of the applicable conversion period. See “Description of the Notes — Conversion Rights — Conversion Settlement.”

Repurchase upon Fundamental Change	Upon a fundamental change, each holder of the Notes may require us to repurchase some or all of its Notes at a purchase price in cash equal to 100% of the principal amount of the Notes surrendered, plus any accrued and unpaid interest. See “Description of the Notes — Fundamental Change Requires Us to Repurchase Notes at the Option of the Holder.” Our ability to pay the purchase price may be subject to important limitations imposed by our credit facilities and other indebtedness in effect at the time of such repurchase. See “Risk Factors — Risks Related to this Offering — We may not have the funds necessary to repurchase the Notes or pay the amounts due upon conversion of the Notes when necessary, and our indebtedness may contain limitations on our ability to pay the amounts due upon conversion or to repurchase the Notes upon certain circumstances.”

Make Whole Amount	If the effective date of certain transactions that constitute a change of control occurs prior to maturity, under certain circumstances, we will increase the conversion rate by a number of additional shares for any conversion of Notes in connection with such transactions, as described under “Description of the Notes — Conversion Rights — Make Whole Amount.” The amount of additional shares will be determined based on the related conversion date and the price paid per share of our common stock in such transaction.

Sinking Fund	None.

United States Federal Income Tax Considerations	A summary of certain material U.S. federal income tax considerations relating to the purchase, ownership and disposition of a Note and shares of our common stock into which a Note is convertible is set forth in this prospectus under “Certain United States Federal Income Tax Considerations.” Prospective purchasers should seek independent tax advice as to the U.S. federal, state, local, foreign and other tax consequences of acquiring, owning and disposing of Notes and our common stock, based on their own particular circumstances.

Use of Proceeds	We intend to use the net proceeds of the offering to repay amounts outstanding under our revolving credit facility, fund our acquisition of Mercy CarePlus in Missouri, continue to pursue our acquisition and expansion strategy, and for general corporate purposes including working capital. Until used for acquisitions and expansions, the balance of the net proceeds will be used for general corporate purposes, including working capital.

Trading	We do not intend to apply for listing of the Notes on any securities exchange or for inclusion of the Notes in any automated quotation system.

Listing	Our common stock is listed on the New York Stock Exchange under the symbol “MOH.”

Additional Information

Our principal executive offices are located at One Golden Shore Drive, Long Beach, California 90802, and our telephone number is (562) 435-3666. Our website is www.molinahealthcare.com. Information contained on our website or linked to our website is not incorporated by reference into, or as part of, this prospectus supplement. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to these reports, are available free of charge on our website, www.molinahealthcare.com, as soon as reasonably practicable after such reports are electronically filed with or furnished to the Securities and Exchange Commission, or SEC. Information regarding our officers, directors, and copies of our Code of Business Conduct and Ethics, Corporate Governance Guidelines, and our Audit, Compensation, and Corporate Governance and Nominating Committee Charters, are also available on our website. Such information is also available in print upon the request of any stockholder to our Investor Relations Department at the address of our executive offices set forth above.

Risk Factors

Investing in the Notes and the common stock issuable upon conversion of the Notes involves risks. You should carefully consider the information in the “Risk Factors” section and all other information included in this prospectus supplement before investing in the Notes.

RISK FACTORS

Purchasing Notes in this offering involves a high degree of risk. You should carefully read and consider the following risk factors, in addition to the other information included in or incorporated by reference in this prospectus before investing in these Notes. If any of the following events actually occur, our business, results of operations, financial condition, cash flows or prospects could be materially adversely affected, which in turn could adversely affect our ability to pay interest or principal on the Notes, your ability to convert Notes into cash and, if applicable, shares of our common stock or the value of such shares. You may lose all or part of your original investment.

Risks Related to this Offering

We may not have the funds necessary to repurchase the Notes or pay the amounts due upon conversion of the Notes when necessary, and our indebtedness may contain limitations on our ability to pay the amounts due upon conversion or to repurchase the Notes under certain circumstances.

Our ability to convert your Notes into cash and shares of our common stock (if any) or to repurchase your Notes at your option in connection with a fundamental change may be subject to limitations imposed by our credit facilities and by any limitations imposed by any other indebtedness in effect at the time of such conversion or repurchase. For example, our current senior secured credit facility prohibits us from making any cash payments on the Notes upon conversion or repurchase if, at the time of such conversion or repurchase, there is a default or event of default thereunder or if there is less than $50,000,000 in availability of the aggregate lending commitments thereunder. See “Description of Credit Agreement.” The indenture for the Notes provides that it will be an event of default under the Notes if we do not, for any reason, make the cash payments due upon conversion or repurchase of the Notes. The occurrence of an event of default under the Notes may constitute an event of default under our credit facility and under our other indebtedness we may have outstanding at such time.

In addition, the occurrence of a fundamental change under the Notes would in certain circumstances constitute an event of default under our credit facility and may constitute an event of default under our other indebtedness at such time. An event of default could result in the commitments of the lenders thereunder terminating or our obligations thereunder becoming immediately due and payable; as a consequence, we might not have sufficient funds to repurchase the Notes or to pay the principal return due upon conversion of the Notes. Moreover, any refinancing of our existing credit facilities on or before maturity or any new senior credit agreements we enter into in the future that replace, supplement or amend our existing or future debt, may restrict our ability to repurchase the Notes to a similar or greater extent. Our inability to repurchase the Notes upon the occurrence of a fundamental change will constitute an event of default under the indenture governing the Notes.

Finally, we may not have sufficient funds available to repurchase the Notes or pay the principal return in cash upon conversion of the Notes, even if we are otherwise allowed to repurchase the Notes or pay the principal return in cash under our credit facilities or other indebtedness.

The Notes are effectively subordinated to the rights of our existing and future secured creditors and any existing or future liabilities of our subsidiaries.

Holders of our present and future secured indebtedness will have claims that are senior to your claims as holders of the Notes, to the extent of the value of the assets securing such other indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness will have prior claims to those assets that constitute their collateral. Holders of the Notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the Notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. The Notes will also be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities and commitments of our subsidiaries. Our subsidiaries generated 100% of the consolidated revenues of the Company and held 95% of the consolidated assets of the Company as of June 30, 2007.

At June 30, 2007, on a pro forma basis after giving effect to the offering and the use of proceeds hereof, we would have had $150 million of senior indebtedness. The indenture governing the Notes will not restrict us from incurring substantial additional indebtedness by us and our subsidiaries in the future, including senior indebtedness and secured indebtedness.

The terms of the Notes will not provide protection against some types of important corporate events.

Upon the occurrence of a fundamental change, we may be required to offer to repurchase all of the Notes then outstanding. However, certain important corporate events, such as leveraged recapitalizations, that would increase the level of our indebtedness, would not constitute a “fundamental change” under the indenture governing the Notes. Therefore, if an event occurs that does not constitute a “fundamental change,” we will not be required to make an offer to repurchase the Notes and you may be required to continue to hold your Notes despite the event. See “Description of the Notes — Fundamental Change Requires Us to Repurchase Notes at the Option of the Holder.”

An active trading market for the Notes may not develop.

The Notes are a new issue of securities for which there is currently no public market, and no active trading market might ever develop. If the Notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the price, and volatility in the price, of our shares of common stock, our performance and other factors. In addition, we do not know whether an active trading market will develop for the Notes. To the extent that an active trading market does not develop, the liquidity and trading prices for the Notes may be harmed.

We have no plans to list the Notes on a securities exchange. We have been advised by the underwriters that they presently intend to make a market in the Notes. However, the underwriters are not obligated to do so. Any market-making activity, if initiated, may be discontinued at any time, for any reason or for no reason, without notice. If the underwriters cease to act as the market makers for the Notes, we cannot assure you another firm or person will make a market in the Notes.

The liquidity of any market for the Notes will depend upon the number of holders of the Notes, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in the Notes and other factors. An active or liquid trading market for the Notes may not develop.

The market price of the Notes could be significantly affected by the market price of our common stock, which may fluctuate significantly.

We expect that the market price of the Notes will be significantly affected by the market price of our common stock. This may result in greater volatility in the trading value for the Notes than would be expected for nonconvertible debt securities we may issue. Factors that could affect our common stock price include the following:

•	fluctuations in our quarterly results of operations and cash flows or those of other companies in our industry;

•	the public’s reaction to our press releases, announcements and filings with the SEC;

•	additions or departures of key personnel;

•	changes in financial estimates or recommendations by research analysts;

•	changes in the amount of indebtedness we have outstanding;

•	changes in the ratings of our Notes or other securities;

•	changes in general conditions in the U.S. and international economy, financial markets or the industry in which we operate, including changes in regulatory requirements;

•	significant contracts, acquisitions, dispositions, financings, joint marketing relationships, joint ventures or capital commitments by us or our competitors;

•	developments related to significant claims or proceedings against us;

•	our dividend policy; and

•	future sales of our equity or equity-linked securities.

In recent years, stock markets, including the New York Stock Exchange, have experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market prices of our common stock and the Notes. See “Price Range of Common Stock.”

Our ability to deduct interest on the Notes for U.S. federal income tax purposes may be reduced or eliminated and as a result our after-tax cash flow could be adversely affected.

Under Section 279 of the Internal Revenue Code, deductions otherwise allowable to a corporation for interest may be reduced or eliminated in the case of corporate acquisition indebtedness, which is generally defined to include subordinated convertible debt issued to provide consideration for the acquisition of stock or a substantial portion of the assets of another corporation, if either (i) the acquiring corporation has a debt to equity ratio (measured, in part, with reference to tax basis) that exceeds 2 to 1 or (ii) the projected earnings of the corporation (the average annual earnings, determined with certain adjustments, for the three-year period ending on the test date) do not exceed three times the annual interest costs of the corporation. At the present time, based on our current and expected operational metrics for the current taxable year (as specifically calculated for purposes of the debt to equity ratio and projected earnings tests referred to in the preceding sentence), we do not expect the Notes to qualify as corporate acquisition indebtedness. However, our actual operational metrics could differ from our expectations and, as a result, our deductions for interest on the Notes could be reduced or eliminated if the Notes meet the definition of corporate acquisition indebtedness in the taxable year in which the Notes are issued. In addition, the Notes could become corporate acquisition indebtedness in a subsequent taxable year if we initially meet the debt to equity ratio and projected earnings tests, but later fail one or both tests in a year during which we issue additional indebtedness for certain corporate acquisitions. If we are not entitled to deduct interest on the Notes, our after-tax cash flow could be adversely affected. You are urged to consult your tax and financial advisors with respect to the potential classification of the Notes as corporate acquisition indebtedness and the consequences thereof.

The U.S. federal income tax treatment of the conversion of the Notes is uncertain.

The U.S. federal income tax treatment of the conversion of the Notes into a combination of cash and shares of our common stock is uncertain. You are urged to consult your tax advisors with respect to the U.S. federal income tax and other tax consequences resulting from the conversion of Notes into a combination of cash and shares of our common stock. A summary of certain material U.S. federal income tax considerations relating to the purchase, ownership, and disposition of the Notes, and the shares of our common stock into which the Notes may be converted, is contained below under the heading “Certain United States Federal Income Tax Considerations.”

You may have to pay taxes if we adjust the conversion rate of the Notes in certain circumstances, even though you would not receive any cash.

We will adjust the conversion rate of the Notes for stock splits and combinations, stock dividends, certain cash dividends and certain other events that affect our capital structure. Please read “Description of the Notes — Conversion Rights — Make Whole Amount” and “Description of the Notes — Conversion Rights — Conversion Rate Adjustments.” Upon certain adjustments to (or certain failures to make adjustments to) the conversion rate, you may be treated as having received a constructive distribution from us, resulting in taxable income to you for U.S. federal income tax purposes, even though you would not receive any cash in connection with the adjustment to (or failure to adjust) the conversion rate and even though you might not exercise your conversion right. In addition, you may be subject to U.S. federal withholding taxes in connection with such a constructive distribution. Because such a constructive distribution would not be accompanied by a cash payment to you, we or an applicable withholding agent may pay any such withholding taxes on your behalf and set off such payments against payments of interest, amounts delivered on conversion or any other amounts otherwise payable or deliverable to you with respect to the Notes. Please consult your tax advisor and see “Certain United States Federal Income Tax Considerations.”

Future sales of our common stock in the public market or the issuance of securities senior to our common stock could adversely affect the trading price of our common stock and the value of the Notes and our ability to raise funds in new stock offerings.

Future sales of substantial amounts of our common stock or equity-related securities in the public market, or the perception that such sales could occur, could adversely affect prevailing trading prices of our common stock and the value of the Notes and could impair our ability to raise capital through future offerings of equity or equity-related securities. No prediction can be made as to the effect, if any, that future sales of shares of common stock or the availability of shares of common stock for future sale will have on the trading price of our common stock or the value of the Notes. The price of our common stock could be affected by possible sales of our common stock by investors who view the Notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that we expect to develop involving our common stock. The hedging or arbitrage could, in turn, affect the trading price of the Notes.

The make whole amount payable on Notes converted in connection with a change of control may not adequately compensate you for the lost option time value of your Notes as a result of such change of control.

If the effective date of certain change of control transactions occurs prior to maturity, we will increase, for the time period described herein, the conversion rate by a number of additional shares for any Notes converted in connection with such change of control. The number of additional shares will be determined based on the conversion date and the price paid per share of our common stock in the transaction constituting the change of control, as described below under “Description of the Notes — Conversion Rights — Make Whole Amount.” While the number of additional shares is designed to compensate you for the lost option time value of your Notes as a result of such change of control, the number of additional shares is only an approximation of such lost value and may not adequately compensate you for such loss. In addition, if our stock price is less than $      per share or greater than $      per share, the conversion rate will not be increased. In no event will the conversion rate exceed           shares of common stock per $1,000 principal amount of Notes, subject to adjustment. Our obligation to deliver the additional shares upon a change of control could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The conditional conversion feature of the Notes may prevent the conversion of Notes prior to July 1, 2014.

On or after July 1, 2014, holders may convert their Notes at any time prior to the close of business on the scheduled trading day immediately preceding the stated maturity date. Prior to July 1, 2014, the Notes are convertible only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your Notes prior to July 1, 2014, and you may not be able to receive the value of the consideration into which the Notes would otherwise be convertible. The contingent conversion features could also adversely affect the value and the trading prices of the Notes.

As a holder of Notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold Notes, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting our common stock. You will have the rights with respect to our common stock only when we deliver shares of common stock, if any, to you upon conversion of your Notes and, in limited cases, under the conversion rate adjustments applicable to the Notes. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to the delivery of common stock, if any, to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

The repurchase rights in the Notes triggered by a fundamental change could discourage a potential acquiror.

The repurchase rights in the Notes triggered by a fundamental change, as described under the heading “Description of the Notes — Fundamental Change Requires Us to Repurchase Notes at the Option of the Holder,” could discourage a potential acquiror. The term “fundamental change” is limited to specified transactions and may not include other events that might adversely affect our financial condition or business operations. Our obligation to offer to repurchase the Notes upon a fundamental change would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The conversion rate of the Notes will not be adjusted for all dilutive events that may occur.

The conversion rate of the Notes is subject to adjustment for certain events including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions or combinations of our common stock, certain distributions of assets, debt securities, capital stock or cash to holders of our common stock and certain tender or exchange offers as described under “Description of the Notes — Conversion Rights — Conversion Rate Adjustments.” The conversion rate will not be adjusted for other events, such as stock issuances for cash, that may adversely affect the trading price of the Notes or the common stock. There can be no assurance that an event that adversely affects the value of the Notes, but does not result in an adjustment to the conversion rate, will not occur.

Upon conversion of the Notes, you may receive fewer proceeds than expected because the value of our common stock may decline between the day that you exercise your conversion right and the day the daily conversion value of your Notes is determined.

The consideration that you will receive upon conversion of your Notes is determined based on the daily VWAP of our common stock for twenty consecutive trading days beginning on the third trading day immediately following the day you deliver your conversion notice to the conversion agent, subject to certain exceptions. If the price of our common stock decreases after we receive your notice of conversion and prior to the end of the applicable twenty trading day period, the consideration you receive will be adversely affected.

We are a holding company and depend on funds from our subsidiaries.

We are a holding company and hold most of our assets at, and conduct most of our operations through, direct and indirect subsidiaries. As a holding company, our results of operations depend on the results of operations of our subsidiaries. Moreover, we are dependent on dividends or other intercompany transfers of funds from our subsidiaries to meet our debt service and other obligations, including payment on the Notes. The ability of our subsidiaries to pay dividends or make other payments or advances to us will depend on their operating results and will be subject to applicable laws and restrictions contained in agreements governing the debt of such subsidiaries and the laws and regulations of state regulators as described in “Risks Related to our Business — If state regulators do not approve payments of dividends and distributions by our subsidiaries, it may negatively affect our business strategy.”

Conversion of the Notes may dilute the ownership interest of existing shareholders, including holders who have previously converted their Notes.

The conversion of some or all of the Notes may dilute the ownership interests of existing shareholders. Any sales in the public market of our common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the anticipated conversion of the Notes into cash and shares of our common stock could depress the price of our common stock.

The accounting method for convertible debt securities with net share settlement, like the Notes, will be subject to change.

In August 2007, the Financial Accounting Standards Board, or FASB, issued an exposure draft of a proposed FASB Staff Position (the “Proposed FSP”) reflecting new rules that would change the accounting for certain convertible debt instruments, including the Notes. Under the proposed new rules for convertible debt instruments that may be settled entirely or partially in cash upon conversion, an entity should separately account for the liability and equity components of the instrument in a manner that reflects the issuer’s economic interest cost. The effect of the proposed new rules for the Notes is that the equity component would be included in the paid-in-capital section of stockholders’ equity on our balance sheet and the value of the equity component would be treated as original issue discount for purposes of accounting for the debt component of the Notes. Higher interest expense would result by recognizing accretion of the discounted carrying value of the Notes to their face amount as interest expense over the term of the Notes. We believe FASB plans to issue final guidance in November or early December of this year. This Proposed FSP is expected to be effective for fiscal years beginning after December 15, 2007, would not permit early application and would be applied retrospectively to all periods presented (retrospective application).

We are currently evaluating the proposed new rules and cannot quantify the impact at this time. However, if the Proposed FSP is adopted, we expect to have higher interest expense starting 2008 due to the interest expense accretion, and prior period interest expense associated with the Notes would also reflect higher than previously reported interest expense due to retrospective application.

In addition, for purposes of calculating diluted earnings per share, a convertible debt security providing for net share settlement upon conversion and meeting specified requirements under Emerging Issues Task Force, or EITF, Issue No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” is currently accounted for similar to non-convertible debt, with the stated coupon constituting interest expense and any shares issuable upon conversion of the security accounted for under the treasury stock method. The effect of the treasury stock method is that the shares potentially issuable upon conversion of the Notes are not included in the calculation of our earnings per share except to the extent that the conversion value of the Notes exceeds their principal amount, in which event, for earnings per share purposes, we would account for the transaction as if we had issued the number of shares of our common stock necessary to settle the conversion. The Proposed FSP does not affect the earnings per share accounting for convertible instruments such as the Notes.

Risks Related to Our Business

Our profitability will depend on our ability to accurately predict and effectively manage medical costs.

Our profitability depends, to a significant degree, on our ability to accurately predict and effectively manage medical costs. Historically, our medical care cost ratio, meaning our medical care costs as a percentage of premium revenue, has fluctuated. Because the premium payments we receive are generally fixed in advance and we operate with a narrow profit margin, relatively small changes in our medical care cost ratio can create significant changes in our financial results. For example, if our overall medical care ratio for 2006 of 84.6% had been one percentage point higher, or 85.6%, our earnings for the year would have been $0.92 per diluted share rather than our actual 2006 earnings of $1.62 per diluted share. Factors that may affect our medical care costs include the level of utilization of healthcare services, increases in hospital costs or pharmaceutical costs, an increased incidence or acuity of high dollar claims related to catastrophic illness for which we do not have adequate reinsurance coverage, increased maternity costs, payment rates that are not actuarially sound, changes in state eligibility certification methodologies, unexpected patterns in the annual flu season, relatively low levels of hospital and specialty provider competition in certain geographic areas, increases in the cost of pharmaceutical products and services, changes in healthcare regulations and practices, epidemics, new medical technologies, and other external factors such as general economic conditions or inflation. Many of these factors are beyond our control and could reduce our ability to accurately predict and effectively control the costs of providing health care services. The inability to forecast and manage our medical care costs or to establish and maintain a satisfactory medical care cost ratio could have a material adverse effect on our business, financial condition, cash flows, or results of operations.

A failure to accurately estimate incurred but not reported medical care costs may negatively impact our results of operations.

Because of the significant time lag between when medical services are actually rendered by our providers and when we receive, process, and pay a claim for those medical services, we must continually estimate our medical claims liability at particular points in time, and establish claims reserves related to such estimates. Our estimated reserves for such “incurred but not reported,” or IBNR medical care costs, are based on numerous assumptions. We estimate our medical claims liabilities using actuarial methods based on historical data adjusted for relevant payment patterns, cost trends, product mix, seasonality, utilization of health care services, and other relevant factors. Our ability to accurately estimate claims for our newer HMOs in Ohio and Texas is impacted by the limited claims payment history of those HMOs. The estimation methods and the resulting reserves are reviewed and updated, and adjustments, if deemed necessary, are reflected in the relevant period. Given the uncertainties inherent in such estimates, our actual claims liabilities for particular periods could differ significantly from the amounts estimated and reserved. Our actual claims liabilities have varied and will continue to vary from our estimates, particularly in times of significant changes in utilization, medical cost trends, and populations and markets served. If our actual liability for claims payments is higher than estimated, our earnings per share in any particular quarter or annual period could be negatively affected. Our estimates of claims incurred but not reported may be inadequate in the future, which would negatively affect our results of operations for the relevant time period. Furthermore, if we are unable to accurately estimate claims incurred but not reported, our ability to take timely corrective actions may be limited, further exacerbating the extent of the negative impact on our results.

There are numerous risks associated with the growth of our Ohio and Texas HMOs.

Membership at our Ohio and Texas HMOs has grown rapidly and the medical care ratio of our Ohio and Texas HMOs has been substantially higher than that historically experienced by the Company as a whole. The lack of experience of our new Medicaid and ABD members in Ohio and Texas in accessing managed care, of our local providers in coordinating managed care services for their patients, and our lack of experience in operating in these states, may also contribute to a higher than average medical care ratio. In addition, as our start-up operations in Ohio and Texas grow, we will be required to increase the amounts of regulatory capital we contribute to our operating subsidiaries in these states. These amounts could be significant and our cash from operations may not be sufficient to cover such payments, in which case we would be required to draw down on our credit facility or obtain additional financing from another source and thereby incur additional indebtedness. In the event we are unable to lower over time the medical care ratio of our Ohio and Texas HMOs to a reasonable level, if the Ohio or Texas HMOs do not grow as rapidly as expected, or if the Ohio or Texas HMOs require a disproportionate investment of corporate energy and resources or are otherwise unsuccessful, the poor performance of that health plan or plans could detrimentally impact the financial performance of the Company as a whole.

We face claims related to litigation which could result in substantial monetary damages.

We are subject to a variety of legal actions, including medical malpractice actions, provider disputes, employment related disputes, and breach of contract actions. In the event we incur liability materially in excess of the amount for which we have insurance coverage, our profitability would suffer. In addition, our providers involved in medical care decisions are exposed to the risk of medical malpractice claims. Providers at the 19 primary care clinics we operate in California are employees of our California health plan. As a direct employer of physicians and ancillary medical personnel and as an operator of primary care clinics, our California plan is subject to liability for negligent acts, omissions, or injuries occurring at one of its clinics or caused by one of its employees. We maintain medical malpractice insurance for our clinics in the amount of $1 million per occurrence, and an annual aggregate limit of $3 million, errors and omissions insurance in the amount of $10 million per occurrence and in aggregate for each policy year, and such other lines of coverage as we believe are reasonable in light of our experience to date. However, given the significant amount of some medical malpractice awards and settlements, this insurance may not be sufficient or available at a reasonable cost to protect us from damage awards or other liabilities. Even if any claims brought against us were unsuccessful or without merit, we would have to defend ourselves against such claims. The defense of any such actions may be time-consuming and costly, and may distract our management’s attention. As a result, we may incur significant expenses and may be unable to effectively operate our business.

Furthermore, claimants often sue managed care organizations for improper denials of or delays in care, and in some instances improper authorizations of care. Also, Congress and several state legislatures have considered legislation that would permit managed care organizations to be held liable for negligent treatment decisions or benefits coverage determinations. If this or similar legislation were enacted, claims of this nature could result in substantial damage awards against us and our providers that could exceed the limits of any applicable medical malpractice insurance coverage. Successful malpractice or tort claims asserted against us, our providers, or our employees could adversely affect our financial condition and profitability.

We cannot predict the outcome of any lawsuit with certainty. While we currently have insurance coverage for some of the potential liabilities relating to litigation, other such liabilities may not be covered by insurance, the insurers could dispute coverage, or the amount of insurance could not be sufficient to cover the damages awarded. In addition, insurance coverage for all or certain types of liability may become unavailable or prohibitively expensive in the future or the deductible on any such insurance coverage could be set at a level which would result in us effectively self-insuring cases against us.

Although we have established reserves for litigation as we believe appropriate, we cannot assure you that our recorded reserves will be adequate to cover such costs. Therefore, the litigation to which we are subject could have a material adverse effect on our financial condition, results of operations, or cash flows and could prompt us to change our operating procedures.

Medicaid and SCHIP funding is subject to political disagreements over budgetary funding and efforts to control governmental spending.

Nearly all of our revenues come from federal and state funding of the Medicaid and SCHIP programs. Because these governmental health care programs account for such a large portion of federal and state budgets, efforts to contain overall governmental spending and to achieve a balanced budget often result in significant political pressure being directed at the funding for these programs. The funding of our various Medicaid contracts can thus be put at risk whenever there is a federal or state budget impasse or political disagreement that is not quickly resolved. For example:

•	Passage of the 2008 budget for the State of California was months overdue, thereby threatening the funding of our California health plan’s contracts with the state;

•	The Michigan state government briefly shut down on October 1, 2007 due to lack of agreement on a significant budget shortfall in that state; and

•	Funding under the federal SCHIP program, which provided 2.1% of our total premium revenues for the six months ended June 30, 2007, is subject to an ongoing political debate between the United States Congress and the President, and it is unclear when a political compromise might be reached.

Overall Medicaid enrollment and costs are projected to continue to increase over the next several years, exerting additional budgetary pressures on federal and state governments. In the event of an extended budgetary or political impasse at either the federal or state levels or the non-renewal of the SCHIP program, the funding of one or more of our contracts could be curtailed or cut off which could have a material adverse effect on our business, financial condition or results of operations.

Funding under our contracts is also subject to regulatory and programmatic adjustments and reforms for which we may not be appropriately compensated.

The federal government and the governments of the states in which we operate frequently consider legislative and regulatory proposals regarding Medicaid reform and programmatic changes. Such proposals involve, among other things, changes in reimbursement or payment levels based on certain parameters or member characteristics, changes in eligibility for Medicaid, and changes in benefits covered such as pharmacy, behavioral health or vision. Any of these changes could be made retroactively effective. If our cost increases resulting from these changes are not matched by commensurate increases in our revenue, we would be unable to make offsetting adjustments, such as supplemental premiums or changes in our benefit plans, as would a commercial health plan. For example, as part of its periodic rebasing of diagnostic-related group (DRG) rates to adjust for changes in hospital cost experience, effective August 1, 2007, the state of Washington recalibrated the relative weights used in its DRG reimbursement system for in-patient hospital claims. The changes were intended to be budget neutral, but corresponding increases were not made to the amounts paid to managed care organizations such as our Washington health plan. As a result, the Washington DRG rebasing is expected to increase our Washington plan’s medical care costs for the remainder of 2007 without a compensating increase in payments to the Washington plan. Any other such regulatory or programmatic reforms at either the federal or state level could have a material adverse effect on our business, financial condition or results of operations.

If our government contracts are not renewed or are terminated, our revenues could be materially reduced.

Our contracts generally run for periods of from one year to four years, and may be successively extended by amendment for additional periods if the relevant state agency so elects. Our current contracts expire on various dates over the next several years. There is no guarantee that our contracts will be renewed or extended. For example, in the fall of 2006, we were informed that the contract of our Indiana HMO to provide Medicaid services would not be extended beyond its expiration date of December 31, 2006. Moreover, our contracts may be opened for bidding by competing healthcare providers. In addition, all of our contracts may be terminated for cause if we breach a material provision of the contract or violate relevant laws or regulations. Our contracts with the states are also subject to cancellation by the state in the event of unavailability of state or federal funding. In some jurisdictions, such cancellation may be immediate and in other jurisdictions a notice period is required. In addition, most contracts are terminable without cause. We may face increased competition as other plans (many with greater financial resources and greater name recognition) attempt to enter our markets through the contracting process. If we are unable to renew, successfully rebid, or compete for any of our government contracts, or if any of our contracts are terminated or renewed on less favorable terms, our business, financial condition or results of operations could be adversely affected.

Any changes to the laws and regulations governing our business, or the interpretation and enforcement of those laws or regulations, could cause us to modify our operations and could negatively impact our operating results.

Our business is extensively regulated by the federal government and the states in which we operate. The laws and regulations governing our operations are generally intended to benefit and protect health plan members and providers rather than managed care organizations. The government agencies administering these laws and regulations have broad latitude in interpreting and applying them. These laws and regulations, along with the terms of our government contracts, regulate how we do business, what services we offer, and how we interact with members and the public. For instance, some states mandate minimum medical expense levels as a percentage of premium revenues. These laws and regulations, and their interpretations, are subject to frequent change. The interpretation of certain contract provisions by our governmental regulators may also change. Changes in existing laws or regulations, or their interpretations, or the enactment of new laws or regulations, could reduce our profitability by imposing additional capital requirements, increasing our liability, increasing our administrative and other costs, increasing mandated benefits, forcing us to restructure our relationships with providers, or requiring us to implement additional or different programs and systems. Changes in the interpretation of our contracts could also reduce our profitability if we have detrimentally relied on a prior interpretation.

We are subject to various routine and non-routine governmental reviews, audits, and investigations. Violation of the laws governing our operations, or changes in interpretations of those laws, could result in the imposition of civil or criminal penalties, the cancellation of our contracts to provide managed care services, the suspension or revocation of our licenses, and exclusion from participation in government sponsored health programs, including Medicaid and SCHIP. If we become subject to material fines or if other sanctions or other corrective actions were imposed upon us, we might suffer a substantial reduction in profitability, and might also lose one or more of our government contracts and as a result lose significant numbers of members and amounts of revenue. In addition, government receivables are subject to government audit and negotiation, and government contracts are vulnerable to disagreements with the government. The final amounts we ultimately receive under government contracts may be different from the amounts we initially recognize in our financial statements.

States may only mandate Medicaid enrollment into managed care under federal waivers or demonstrations. Waivers and programs under demonstrations are typically approved for multi-year periods and can be renewed on an ongoing basis if the state applies. We have no control over this renewal process. If a state does not renew its mandated program or the federal government denies the state’s application for renewal, our business would suffer as a result of a likely decrease in membership.

The Medicaid citizenship documentation requirements may adversely impact the enrollment levels of our health plans.

American citizenship or legal immigration status has always been a requirement for Medicaid eligibility. However, beneficiaries could assert their status by simply checking a box on a form. The United States Department of Health and Human Services has issued guidelines for states to implement a requirement, effective July 1, 2006, that persons applying for Medicaid document their citizenship. The documentation requirement is outlined in Section 6036 of the Deficit Reduction Act of 2005 and is intended to ensure that Medicaid beneficiaries are United States citizens without imposing undue burdens on them or the states.

The recently enacted rule requires actual documentary evidence before Medicaid eligibility is granted or renewed. The provision requires that a person provide both evidence of citizenship and identity. In many cases, a single document will be enough to establish both citizenship and identity, such as a passport. However, if secondary documentation is used, such as a birth certificate, the individual will also need evidence of his or her identity. Affidavits can only be used in rare circumstances. Additional types of documentation, such as school records, may be used for children. Once citizenship has been proven, it need not be documented again with each eligibility renewal unless later evidence raises a question.

As with other Medicaid program requirements, states must implement an effective process for assuring compliance with documentation of citizenship in order to obtain federal matching funds, and effective compliance will be part of Medicaid program integrity monitoring. In particular, audit processes will track the extent to which states rely on lower categories of documentation, and on affidavits, with the expectation that such categories would be used relatively infrequently and less over time, as state processes and beneficiary documentation improves.

Because this rule is relatively new, it is unclear what the full impact will be on the enrollment levels of our various state HMOs. The rule may result in the disenrollment of a material number of our members, thereby decreasing our premium revenues. As a result, this proof of citizenship requirement could have a material adverse effect on our business, financial condition or results of operations.

Our business depends on our information and medical management systems, and our inability to effectively integrate, manage, and keep secure our information and medical management systems could disrupt our operations.

Our business is dependent on effective and secure information systems that assist us in, among other things, monitoring utilization and other cost factors, supporting our medical management techniques, processing provider claims, and providing data to our regulators. Our providers also depend upon our information systems for membership verifications, claims status, and other information. If we experience a reduction in the performance, reliability, or availability of our information and medical management systems, our operations and ability to produce timely and accurate reports could be adversely affected. In addition, if the licensor or vendor of any software which is integral to our operations were to become insolvent or otherwise fail to support the software sufficiently, our operations could be negatively affected.

Our information systems and applications require continual maintenance, upgrading, and enhancement to meet our operational needs. Moreover, our acquisition activity requires transitions to or from, and the integration of, various information systems. Our policy is to upgrade and expand our information systems capabilities. If we experience difficulties with the transition to or from information systems or are unable to properly implement, maintain, upgrade or expand our system, we could suffer from, among other things, operational disruptions, loss of members, difficulty in attracting new members, regulatory problems, and increases in administrative expenses.

Our business requires the secure transmission of confidential information over public networks. Advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments could result in compromises or breaches of our security systems and client data stored in our information systems. Anyone who circumvents our security measures could misappropriate our confidential information or cause interruptions in services or operations. The Internet is a public network, and data is sent over this network from many sources. In the past, computer viruses or software programs that disable or impair computers have been distributed and have rapidly spread over the Internet. Computer viruses could be introduced into our systems, or those of our providers or regulators, which could disrupt our operations, or make our systems inaccessible to our providers or regulators. We may be required to expend significant capital and other resources to protect against the threat of security breaches or to alleviate problems caused by breaches. Because of the confidential health information we store and transmit, security breaches could expose us to a risk of regulatory action, litigation, possible liability and loss. Our security measures may be inadequate to prevent security breaches, and our business operations would be negatively impacted by cancellation of contracts and loss of members if they are not prevented.

Difficulties in executing our acquisition strategy could adversely affect our business.

The acquisitions of Medicaid contract rights and other health plans have accounted for a significant amount of our growth. For example, on September 7, 2007, we announced our agreement to acquire Mercy CarePlus, an HMO operator in Missouri for approximately $74 million, net of retained cash. Although we cannot predict with certainty our rate of growth as the result of acquisitions, we believe that acquisitions similar in nature to those we have historically executed will be important to our future growth strategy. Many of the other potential purchasers of these assets have greater financial resources than we have. Also, many of the sellers may insist on selling assets that we do not want, such as commercial lines of business, or may insist on transferring their liabilities to us as part of the sale of their companies or assets. Even if we identify suitable targets, we may be unable to complete acquisitions on terms favorable to us or obtain the necessary financing for these acquisitions. Further, to the extent we complete an acquisition, we may be unable to realize the anticipated benefits from such acquisition because of operational factors or difficulty in integrating the acquisition with our existing business. This may include the integration of:

•	additional employees who are not familiar with our operations,

•	new provider networks, which may operate on terms different from our existing networks,

•	additional members, who may decide to transfer to other health care providers or health plans,

•	disparate information, claims processing, and record keeping systems, and

•	internal controls and accounting policies, including those which require the exercise of judgment and complex estimation processes, such as estimates of claims incurred but not reported, accounting for goodwill, intangible assets, stock-based compensation, and income tax matters.

Also, we are generally required to obtain regulatory approval from one or more state agencies when making acquisitions. In the case of an acquisition of a business located in a state in which we do not already operate, we would be required to obtain the necessary licenses to operate in that state. In addition, although we may already operate in a state in which we acquire a new business, we will be required to obtain regulatory approval if, as a result of the acquisition, we will operate in an area of the state in which we did not operate previously. We may be unable to obtain the necessary governmental approvals or comply with these regulatory requirements in a timely manner, if at all. For all of the above reasons, we may not be able to consummate our proposed acquisitions as announced to sustain our pattern of growth or to realize benefits from completed acquisitions.

Ineffective management of our growth may negatively affect our business, financial condition, or results of operations.

Depending on acquisitions and other opportunities, we expect to continue to grow our membership and to expand into other markets. In fiscal year 2004, we had total premium revenue of $1,171 million. In fiscal year 2006, we had total premium revenue of $1,985 million, an increase of 70% in two years. Continued rapid growth could place a significant strain on our management and on other resources. Our ability to manage our growth may depend on our ability to strengthen our management team and attract, train and retain skilled employees, and our ability to implement and improve operational, financial, and management information systems on a timely basis. If we are unable to manage our growth effectively, our financial condition and results of operations could be materially and adversely affected. In addition, due to the initial substantial costs related to acquisitions, rapid growth could adversely affect our short-term profitability and liquidity.

If we are unable to maintain good relations with the physicians, hospitals, and other providers with whom we contract, or if we are unable to enter into cost-effective contracts with such providers, our profitability could be adversely affected.

We contract with physicians, hospitals, and other providers as a means to assure access to health care services for our members, to manage health care costs and utilization, and to better monitor the quality of care being delivered. In any particular market, providers could refuse to contract with us, demand higher payments, or take other actions which could result in higher health care costs, disruption to provider access for current members or to support growth, or difficulty in meeting regulatory or accreditation requirements.

In some markets, certain providers, particularly hospitals, physician/hospital organizations and some specialists, may have significant market positions or even monopolies. If these providers refuse to contract with us or utilize their market position to negotiate favorable contracts to themselves, our profitability in those areas could be adversely affected.

Some providers that render services to our members are not contracted with our plans. In those cases, there is no pre-established understanding between the provider and the plan about the amount of compensation that is due to the provider. In some states, the amount of compensation is defined by law or regulation, but in most instances it is either not defined or it is established by a standard that is not clearly translatable into dollar terms. In such instances providers may believe they are underpaid for their services and may either litigate or arbitrate their dispute with the plan. The uncertainty of the amount to pay and the possibility of subsequent adjustment of the payment could adversely affect our financial position or results of operations.

Failure to attain profitability in any new start-up operations or in connection with our expansion into Medicare could negatively affect our results of operations.

Start-up costs associated with a new business can be substantial. For example, in order to obtain a certificate of authority to operate as a health maintenance organization in most jurisdictions, we must first establish a provider network, have infrastructure and required systems in place, and demonstrate our ability to obtain a state contract and process claims. Often we are also required to contribute significant capital in order to fund mandated net worth requirements, performance bonds or escrows, or contingency guaranties. If we were unsuccessful in obtaining the certificate of authority, winning the bid to provide services, or attracting members in sufficient numbers to cover our costs, any new business of ours would fail. We also could be required by the state to continue to provide services for some period of time without sufficient revenue to cover our ongoing costs or to recover our significant start-up costs.

Even if we are successful in establishing a profitable HMO in a new state, increasing membership, revenues, and medical costs will trigger increased mandated net worth requirements which could substantially exceed the net income generated by the HMO. Rapid growth in an existing state will also create increased net worth requirements. In such circumstances we may not be able to fund on a timely basis or at all the increased net worth requirements with our available cash resources. The expenses associated with starting up a health plan in a new state or expanding a health plan in an existing state could have a significant impact on our business, financial condition, and results of operations.

Likewise, our expansion into Medicare involves substantial start-up costs for which there may be minimal associated revenue. For example, we must hire sales personnel and establish a rigorous and unique compliance program. The expenses associated with our expansion into Medicare could have a significant impact on our business, financial condition and results of operations.

We derive a majority of our premium revenues from operations in a small number of states.

Operations in California, Michigan, New Mexico, Ohio, Utah, and Washington accounted for most of our premium revenues in 2006. If we were unable to continue to operate in any of those states or if our current operations in any portion of one of those states were significantly curtailed, our revenues could decrease materially. Our reliance on operations in a limited number of states could cause our revenue and profitability to change suddenly and unexpectedly depending on a loss of a material contract, legislative actions, changes in Medicaid eligibility methodologies, catastrophic claims, an epidemic or unexpected increase in utilization, general economic conditions, and similar factors in those states. Our inability to continue to operate in any of the states in which we currently operate could harm our business.

The State of Utah may be unwilling to pay our Utah plan a savings sharing incentive amount that is at minimum equal to the amount previously recorded in our financial statements.

We have estimated the amount that we believe our Utah plan has earned and will recover under its savings sharing agreement with the State of Utah based on the information we have to date and our interpretation of our Utah plan’s contract with the state. The state may not agree with our claims processing methodology or with our interpretation of the contract language, and the amount of savings sharing revenue that we realize may be subject to negotiation with the state. At June 30, 2007, we have recorded approximately $4.7 million in receivables associated with the Utah savings sharing plan. In the event the amount recovered is less than the amount previously recorded or if we are required to pay an amount to the State, the adjustment to our financial statements could have a significant impact on our results of operations.

We are subject to competition which negatively impacts our ability to increase penetration in the markets we serve.

We operate in a highly competitive environment and in an industry that is currently subject to significant changes from business consolidations, new strategic alliances, and aggressive marketing practices by other managed care organizations. We compete for members principally on the basis of size, location, and quality of provider network, benefits supplied, quality of service, and reputation. A number of these competitive elements are partially dependent upon and can be positively affected by the financial resources available to a health plan. Many other organizations with which we compete, including large commercial plans, have substantially greater financial and other resources than we do. For these reasons, we may be unable to grow our membership, or may lose members to other health plans.

Our experience with Medicare is limited.

Our business strategy includes increasing enrollment for our members who are dually eligible under both the Medicaid and Medicare programs, as well as increasing the number of our members eligible under Medicare alone. While we have extensive experience with the Medicaid program and Medicaid members, our experience with the Medicare program and with Medicare members is much more limited. The administrative processes, programmatic requirements and regulations pertaining to the Medicare program differ significantly from those of the Medicaid program. Likewise, the Medicare population has many characteristics and behavior patterns which differ from the Medicaid population with which we are familiar. Finally, Medicare providers, provider networks and provider relations also differ from those of Medicaid. If we are unable to quickly develop our Medicare expertise and to adapt to the differing requirements and needs of the Medicare program and Medicare members, our business strategy may be unsuccessful.

Restrictions and covenants in our credit facility may limit our ability to make certain acquisitions.

In order to provide liquidity, we have a $200 million senior secured credit facility that matures in May 2012. As of June 30, 2007, indebtedness of $30 million was outstanding under our credit facility. Our credit facility imposes numerous restrictions and covenants, including prescribed debt coverage ratios, net worth requirements, and acquisition limitations that restrict our financial and operating flexibility, including our ability to make certain acquisitions above specified values and declare dividends without lender approval. As a result of the restrictions and covenants imposed under our credit facility, our growth strategy may be negatively impacted by our inability to act with complete flexibility, or our inability to use our credit facility in the manner intended.

If we are in default at a time when funds under the credit facility are required to finance an acquisition, or if a proposed acquisition does not satisfy the pro forma financial requirements under our credit facility, we may be unable to use the credit facility in the manner intended. In addition, if we were to draw down on our credit facility, or incur other additional debt in the future, it could have an adverse effect on our business and future operations. For example, it could:

•	require us to dedicate a substantial portion of cash flow from operations to pay principal and interest on our debt, which would reduce funds available to fund future working capital, capital expenditures, and other general operating requirements;

•	increase our vulnerability to general adverse economic and industry conditions or a downturn in our business; and

•	place us at a competitive disadvantage compared to our competitors that have less debt.

Our ability to obtain any financing, whether through the issuance of new debt securities or otherwise, and the terms of any such financing are dependent on, among other things, our financial condition, financial market conditions within our industry and generally, credit ratings, and numerous other factors. There can be no assurance that we will be able to refinance our credit facility and obtain financing on acceptable terms or within an acceptable time frame, if at all. If we are unable to obtain financing on terms and within a time frame acceptable to us it could, in addition to other negative effects, have a material adverse effect on our operations, financial condition, ability to compete or ability to comply with regulatory requirements.

We are dependent on our executive officers and other key employees.

Our operations are highly dependent on the efforts of our executive officers. The loss of their leadership, knowledge, and experience could negatively impact our operations. Replacing many of our executive officers might be difficult or take an extended period of time because a limited number of individuals in the managed care industry have the breadth and depth of skills and experience necessary to operate and expand successfully a business such as ours. Our success is also dependent on our ability to hire and retain qualified management, technical, and medical personnel. We may be unsuccessful in recruiting and retaining such personnel which could negatively impact our operations.

Negative publicity regarding the managed health care industry could adversely affect our ability to market and sell our products and services.

Managed health care companies have received and continue to receive negative publicity reflecting the public perception of the industry. The managed health care industry has also recently experienced significant merger and acquisition activity, giving rise to speculation and uncertainty regarding the status of companies in our industry. Our marketing efforts may be affected by the amount of negative publicity to which the managed health care industry has been subject, as well as by speculation and uncertainty relating to merger and acquisition activity among companies in our industry. Speculation, uncertainty, or negative publicity about our industry or our business could adversely affect our ability to market our services, require changes to our services, or stimulate additional legislation, regulation, review of industry practices or private litigation that could adversely affect us.

A pandemic, such as a worldwide outbreak of a new influenza virus, could materially and adversely affect our ability to control health care costs.

An outbreak of a pandemic disease, such as the H5N1 avian flu, could materially and adversely affect our business and operating results. The impact of a flu pandemic on the United States would likely be substantial. Estimates of the contagion and mortality rate of any mutated avian flu virus that can be transmitted from human to human are highly speculative. A significant global outbreak of avian flu among humans could have a material adverse effect on our results of operations and financial condition as a result of increased inpatient and outpatient hospital costs and the cost of anti-viral medication to treat the virus.

Because our corporate headquarters and claims processing facilities are located in Southern California, our business operations may be significantly disrupted as a result of a major earthquake.

Our corporate headquarters, centralized claims processing, finance and information technology support functions are located in Long Beach, California. Southern California is located along the San Andreas fault and is thus exposed to a statistically greater risk of a major earthquake than most other parts of the country. If a major earthquake were to strike the Los Angeles and Long Beach area, our claims processing and other corporate functions could be significantly impaired for a substantial period of time. Although we have established a disaster recovery and business resumption plan with back-up operating sites to be deployed in the case of such a major disruptive event, there can be no assurances that the business operations of all our health plans, including those that are remote from any such event, would not be substantially impacted by a major earthquake.

Our results of operations could be negatively impacted by both upturns and downturns in general economic conditions.

The number of persons eligible to receive Medicaid benefits has historically increased more rapidly during periods of rising unemployment, corresponding to less favorable general economic conditions. However, during such economic downturns, state and federal tax receipts could decrease, causing states to attempt to cut health care programs, benefits, and rates. If federal or state funding were decreased while our membership was increasing, our results of operations would be negatively affected. Conversely, the number of persons eligible to receive Medicaid benefits may grow more slowly or even decline if economic conditions improve. Therefore, improvements in general economic conditions may cause our membership levels and profitability to decrease, which could lead to decreases in our operating income.

If state regulators do not approve payments of dividends and distributions by our subsidiaries, it may negatively affect our business strategy.

We principally operate through our health plan subsidiaries. These subsidiaries are subject to laws and regulations that limit the amount of dividends and distributions that they can pay to us without prior approval of, or notification to, state regulators. In California, our health plan may dividend, without notice to or approval of the California Department of Managed Health Care, amounts by which its tangible net equity exceeds 130% of the tangible net equity requirement. In Michigan, New Mexico, Ohio, Texas, Utah, and Washington, our health plans must give thirty days advance notice and the opportunity to disapprove “extraordinary” dividends to the respective state departments of insurance for amounts over the lesser of (a) ten percent of surplus or net worth at the prior year end or (b) the net income for the prior year. The discretion of the state regulators, if any, in approving or disapproving a dividend is not clearly defined. Health plans that declare non-extraordinary dividends must usually provide notice to the regulators ten or fifteen days in advance of the intended distribution date of the non-extraordinary dividend. The aggregate amounts our health plan subsidiaries could have paid us at June 30, 2007 and December 31, 2006, 2005, and 2004 without approval of the regulatory authorities were approximately $14.3 million, $6.9 million, $4.3 million, and $27.9 million, respectively. If the regulators were to deny or significantly restrict our subsidiaries’ requests to pay dividends to us, the funds available to our company as a whole would be limited, which could harm our ability to implement our business strategy. For example, we could be hindered in our ability to make debt service payments under our credit facility and/or the senior subordinated notes.

Unforeseen changes in regulations or pharmaceutical market conditions may impact our revenues and adversely affect our results of operations.

A significant category of our health care costs relate to pharmaceutical products and services. Evolving regulations and state and federal mandates regarding coverage may impact the ability of our HMOs to continue to receive existing price discounts on pharmaceutical products for our members. Other factors affecting our pharmaceutical costs include, but are not limited to, the price of pharmaceuticals, geographic variation in utilization of new and existing pharmaceuticals, and changes in discounts. The unpredictable nature of these factors may have an adverse effect on our financial condition and results of operations.

Failure to maintain effective internal controls over financial reporting could have a material adverse effect on our business, operating results, and stock price.

The Sarbanes-Oxley Act of 2002 requires, among other things, that we maintain effective internal control over financial reporting. In particular, we must perform system and process evaluation and testing of our internal controls over financial reporting to allow management to report on, and our independent registered public accounting firm to attest to, our internal controls over our financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002. Our future testing, or the subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses. Our compliance with Section 404 will continue to require that we incur substantial accounting expense and expend significant management time and effort. Moreover, if we are not able to continue to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identifies deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline and we could be subject to sanctions or investigations by the NYSE, SEC or other regulatory authorities, which would require additional financial and management resources.

Volatility of our stock price could adversely affect stockholders.

Since our initial public offering in July 2003 to the date of this prospectus supplement, the sales price of our common stock has ranged from a low of $20.00 to a high of $53.23. A number of factors will continue to influence the market price of our common stock, including:

•	state and federal budget decreases,

•	adverse publicity regarding health maintenance organizations and other managed care organizations,

•	government action regarding member eligibility,

•	changes in government payment levels,

•	a change in control of Congress from the Democratic party to the GOP, or vice versa,

•	changes in state mandatory programs,

•	changes in expectations as to our future financial performance or changes in financial estimates, if any, of public market analysts, market analysts,

•	announcements relating to our business or the business of our competitors,

•	conditions generally affecting the managed care industry or our provider networks,

•	the success of our operating or acquisition strategy,

•	the operating and stock price performance of other comparable companies,

•	the termination of our Medicaid or SCHIP contracts with state or county agencies, or subcontracts with other Medicaid managed care organizations that contract with such state or county agencies,

•	regulatory or legislative change, and

•	general economic conditions, including inflation and unemployment rates.

Our stock may not trade at the same levels as the stock of other health care companies and the market in general may not sustain its current prices. Also, if the trading market for our stock does not continue to develop, securities analysts may not initiate or maintain research coverage of our company and our shares, and this could further depress the market for our shares.

Our directors and officers and members of the Molina family own a majority of our capital stock, decreasing the influence of other stockholders on stockholder decisions.

Our executive officers and directors, in the aggregate, beneficially own approximately 20% of our capital stock, and members of the Molina family (some of whom are also officers or directors), in the aggregate, beneficially own approximately 53% of our capital stock, either directly or in trusts of which members of the Molina family are beneficiaries. In some cases, members of the Molina family are trustees of the trusts. As a result, Molina family members, acting by themselves or together with our officers and directors, have the ability to significantly influence all matters submitted to stockholders for approval, including the election and removal of directors, amendments to our charter, and any merger, consolidation, or sale of substantially all of our assets. A significant concentration of share ownership can also adversely affect the trading price for our common stock because investors often discount the value of stock in companies that have controlling stockholders. Furthermore, the concentration of ownership in our company could delay, defer, or prevent a merger or consolidation, takeover, or other business combination that could be favorable to our stockholders. Finally, the interests and objectives of our controlling stockholders may be different from those of our company or our other stockholders, and our controlling stockholders may vote their common stock in a manner that may adversely affect our other stockholders.

It may be difficult for a third party to acquire our company, which could inhibit stockholders from realizing a premium on their stock price.

We are subject to the Delaware anti-takeover laws regulating corporate takeovers. These provisions may prohibit stockholders owning 15% or more of our outstanding voting stock from merging or combining with us.

Our certificate of incorporation and bylaws also contain provisions that could have the effect of delaying, deferring, or preventing a change in control of our company that stockholders may consider favorable or beneficial. These provisions could discourage proxy contests and make it more difficult for our stockholders to elect directors and take other corporate actions. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions include:

•	a staggered board of directors, so that it would take three successive annual meetings to replace all directors,

•	prohibition of stockholder action by written consent, and

•	advance notice requirements for the submission by stockholders of nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting.

In addition, changes of control are often subject to state regulatory notification, and in some cases, prior approval.

Our forecasts and other forward-looking statements are based on a variety of assumptions that are subject to significant uncertainties. Our performance may not be consistent with these forecasts and forward-looking statements.

From time to time in press releases and otherwise, we may publish earnings guidance, forecasts, or other forward-looking statements regarding our future results, including estimated revenues, net earnings, and other operating and financial metrics. Any forecast of our future performance reflects numerous assumptions. These assumptions are subject to significant uncertainties, and as a matter of course, any number of them may prove to be incorrect. Further, the achievement of any forecast depends on numerous risks and other factors, including those described in this report, many of which are beyond our control. As a result, we cannot assure that our performance will be consistent with any management forecasts or that the variation from such forecasts will not be material and adverse. You are cautioned not to base your entire analysis of our business and prospects upon isolated predictions, but instead are encouraged to utilize the entire publicly available mix of historical and forward-looking information, as well as other available information affecting us and our services, when evaluating our prospective results of operations.

We do not anticipate paying any cash dividends in the foreseeable future.

We have not declared or paid any dividends since our initial public offering in July 2003, and we currently anticipate that we will retain any future earnings for the development and operation of our business. Accordingly, we do not anticipate declaring or paying any cash dividends in the foreseeable future.

PRICE RANGE OF COMMON STOCK

Our common stock is traded on the New York Stock Exchange, or NYSE, under the symbol “MOH” The following table sets forth, for each of the quarterly periods indicated, the high and low sales prices of our common stock for the periods indicated.

	High	Low

2007
4th Quarter (through October 2, 2007)	$37.45	$36.26
3rd Quarter	38.41	28.15
2nd Quarter	34.92	28.72
1st Quarter	34.76	28.88
2006
4th Quarter	$41.25	$32.02
3rd Quarter	39.39	31.10
2nd Quarter	39.78	30.17
1st Quarter	34.60	23.30
2005
4th Quarter	$28.31	$20.22
3rd Quarter	48.40	20.00
2nd Quarter	47.25	37.20
1st Quarter	53.23	42.15

On October 2, 2007 the last sale price for our common stock as reported by NYSE was $36.89 per share. As of October 2, 2007, there were approximately 142 holders of record of our common stock.

DIVIDEND POLICY

We currently anticipate that we will retain any future earnings for the development and operation of our business. Accordingly, we do not anticipate declaring or paying any cash dividends in the foreseeable future. Our ability to pay dividends is dependent on cash dividends from our subsidiaries. Laws of the states in which we operate or may operate, as well as requirements of the government sponsored health programs in which we participate, limit the ability of our subsidiaries to pay dividends to us. In addition, the terms of our credit facility limit our ability to pay dividends.

We did not declare or pay any dividends in 2006, 2005, or 2004. We do not anticipate declaring or paying any cash dividends in the foreseeable future.

USE OF PROCEEDS

The net proceeds from the sale of the Notes are estimated to be approximately $      million, after deducting the underwriters’ discount and estimated offering expenses ($      million if the underwriters exercise their option to purchase additional Notes in full).

We intend to use the net proceeds of the offering to repay amounts outstanding under our credit agreement described under “Description of Credit Agreement,” which as of June 30, 2007, was $30 million, $74 million will be used for the pending acquisition of Mercy CarePlus, a Medicaid managed care company in Missouri, announced on September 7, 2007, and the remainder will be used to pursue acquisitions and expansions of health plans and contracts for government sponsored health programs in existing and new markets and for general corporate purposes including working capital.

Management will have broad discretion over the use of the balance of the proceeds from this offering. Pending any such uses, we intend to invest the net proceeds in interest bearing securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

					Six Months Ended
Year Ended December 31,					June 30,
2002	2003	2004	2005	2006	2006	2007

26.25	21.86	27.78	11.01	15.59	16.83	11.15

The ratio of earnings to fixed charges is calculated by dividing earnings by fixed charges. For this purpose, “earnings” means income from continuing operations before minority interests and income taxes plus fixed charges (excluding capitalized interest). “Fixed charges” means total interest whether capitalized or expensed (including the portion of rent expense representative of interest costs) on outstanding debt plus (i) debt-related fees and (ii) amortization of deferred loan costs.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2007 on an actual basis and as adjusted for the Notes being offered hereby. You should read this table in conjunction with the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the consolidated financial statements and the notes thereto contained in our Quarterly Report on Form 10-Q for the period ended June 30, 2007, which is incorporated by reference in this prospectus supplement.

	As of June 30, 2007
		As Adjusted for
	Actual	this Offering
	(Dollars in	(Dollars in
	thousands)	thousands)
	(Unaudited)

Cash and cash equivalents	$471,502	$586,402(1)

Long-term debt, including amounts due in one year:
Revolving credit facility	$30,000	$—
Capital lease obligations	—	—
Convertible senior notes offered hereby	—	150,000

Total long-term debt, including amounts due in one year	30,000	150,000
Total stockholders’ equity	448,647	448,647

Total capitalization	$478,647	$598,647

(1)	Net of the underwriters’ discount and estimated offering expenses and assumes no exercise of the underwriters’ over-allotment option.

DESCRIPTION OF CREDIT AGREEMENT

Terms

On March 9, 2005, we entered into an amended and restated five-year secured credit agreement for a $180 million revolving credit facility with Bank of America, N.A., as administrative agent and lender, CIBC World Markets Corp. and Citicorp North America, Inc., as syndication agents and lenders, U.S. Bank National Association, as documentation agent and lender, and the following other lenders: UBS Loan Finance LLC, Harris Trust and Savings Bank, Societe Generale, Union Bank of California, N.A., East West Bank, Bank of the West, Wells Fargo Bank, N.A. and Bank of Communications, New York Branch, as amended by the First Amendment and Waiver dated October 5, 2005, as amended by the Second Amendment and Waiver dated November 6, 2006 and as amended by the Third Amendment dated May 25, 2007 (as amended, the “Credit Agreement”). As amended, the lending syndicate under the Credit Agreement now includes Bank of America, N.A., CIBC Inc., Citicorp North America, Inc., JPMorgan Chase Bank, N.A., UBS Loan Finance LLC, U.S. Bank National Association, Harris N.A., Bear Stearns Corporate Lending Inc., City National Bank, N.A., East West Bank, Jefferies Finance CP Funding LLC and Union Bank of California, N.A. The credit facility can be used by the Company for working capital purposes, acquisitions permitted by the credit facilities and for other general corporate purposes. As of the date hereof, the outstanding principal balance under the credit facility is approximately $20 million.

The agents and certain lenders under the credit facility and their affiliates have in the past provided, and each of the agents and lenders may in the future provide, investment banking, underwriting, lending, commercial banking, and other advisory services to the Company. These parties have received, and may in the future receive, customary compensation from the Company for such services.

Under the Credit Agreement, the facility’s size is $200 million, which can be increased to up to $250 million subject to the satisfaction of certain condition and obtaining commitments from existing or new lenders. The maturity date is May 24, 2012. The Company’s obligations under the Credit Agreement are secured by a lien on substantially all of the Company’s assets and by the Company’s pledge of the capital stock of its Michigan, New Mexico, Ohio, Utah, and Washington HMO subsidiaries.

Borrowings under the Credit Agreement are based, at our election, on the London interbank deposit rate, or LIBOR, or the so-called base rate plus an applicable margin. The base rate equals the higher of Bank of America’s prime rate or 0.5% above the federal funds rate. We also pay a commitment fee on the total unused commitments of the lenders under the credit facility. The applicable margins and commitment fee are based on our ratio of consolidated funded debt to consolidated EBITDA (earnings before interest, tax, depreciation and amortization). The applicable margins range between 0.75% and 1.75% for LIBOR loans and between 0% and 0.75% for base rate loans. The commitment fee ranges between 0.15% and 0.275%. In addition, we will pay a fee for each letter of credit issued under the credit facility equal to the applicable margin for LIBOR loans and a customary fronting fee.

Covenants

The Credit Agreement includes usual and customary covenants for credit facilities of this type, including covenants limiting liens, mergers, asset sales, other fundamental changes, debt, acquisitions, dividends and other distributions, capital expenditures and investments. The fixed charge coverage ratio is 3.00 to 1.00 for the four quarters ending between September 30, 2007 through June 30, 2008, and 3.50 to 1.00 for the quarters ending September 30, 2008 and thereafter. The maximum total leverage ratio cannot exceed 2.75 to 1.00. In addition, we cannot make any capital expenditures, determined on a consolidated basis in accordance with GAAP in the ordinary course of business, in an aggregate amount for Molina and its subsidiaries during each fiscal year, exceeding: $30 million for fiscal year 2007; $35 million for fiscal year 2008; $37.5 million for fiscal year 2009; and $40 million for fiscal year 2010. We are limited in the amount we are permitted to incur as unsecured subordinated indebtedness to $250 million.

The Credit Agreement also includes covenants restricting the rights of the Company to incur certain debt and make certain payments. Under the Credit Agreement, the payment of amounts upon the conversion of convertible indebtedness, including the Notes, pursuant to the Indenture could be prohibited. We may only make payments to satisfy the conversion of obligations under convertible indebtedness, such as the Notes, where no default or event of default, as defined in the Credit Agreement, shall have occurred and be continuing and where the remaining availability existing under the commitments and unrestricted cash shall equal at least $50,000,000.

In the event of a default by the Company under the Credit Agreement, including cross-defaults relating to specified other debt of the Company in excess of $5 million, the lenders may terminate the commitments under the Credit Agreement and declare the amounts outstanding, including all accrued interest and unpaid fees, payable immediately. In addition, the lenders may enforce any and all rights and remedies created under the credit facility or applicable law, including taking control of the Company’s accounts, and enforcing their interests in the pledged shares of Molina’s HMO subsidiaries in Washington, Michigan, Utah and New Mexico by application to the HMO regulator in each relevant state prior to acquiring title to or selling such pledged shares. For events of default relating to insolvency, bankruptcy, or receivership, the commitments are automatically terminated and the amounts outstanding become payable immediately.

Our Credit Agreement does not contain provisions that would accelerate the maturity date of the loans under the Credit Agreement upon a downgrade in our credit rating. However, a downgrade in our credit rating could adversely affect our ability to obtain other capital sources in the future and could increase our costs of borrowings.

DESCRIPTION OF THE NOTES

The Notes will be issued under a base indenture to be dated as of October   , 2007 between us and U.S. Bank National Association, as trustee, as amended and supplemented by a first supplemental indenture to be dated as of October   , 2007 (as so amended and supplemented, the “indenture”). Copies of the form of indenture and Notes will be made available to prospective investors in the Notes upon request to us. We have summarized portions of the indenture below. This summary is not complete. We urge you to read the indenture because that document, and not this description, defines your rights as a holder of the Notes. The following description of the particular terms of the Notes supplements the description in the accompanying prospectus of the general terms and provisions of our debt securities. To the extent that the following description of the Notes is inconsistent with that general description in the accompanying prospectus, the following description replaces that in the accompanying prospectus.

In this section, the “Company,” “Molina,” “we,” “our” and “us” each refers only to Molina Healthcare, Inc. and not to any existing or future subsidiary, unless expressly stated otherwise. References to our “common stock” are to our common stock, par value $0.001 per share.

General

The Notes are unsecured, senior obligations of Molina and are convertible into cash and, if applicable, shares of our common stock, as described under “— Conversion Rights” below. The Notes are limited to an initial aggregate principal amount of $150 million (or $172.5 million if the underwriters exercise their over-allotment option in full) and will mature on October 1, 2014.

The Notes bear interest at the rate of     % per year from the date of original issuance of the Notes, or from the most recent date to which interest had been paid or provided for to, but excluding, the next scheduled interest payment date. Interest is payable semi-annually in arrears on April 1 and October 1 of each year, commencing April 1, 2008, to holders of record at the close of business on the preceding March 1 and September 1, respectively. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. In the event of the maturity, conversion or purchase of a Note by us at the option of the holder upon the occurrence of a fundamental change, interest ceases to accrue on such Note under the terms of and subject to the conditions of the indenture.

Principal is payable, and Notes may be presented for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York, New York, which is initially the office or agency of the trustee in New York, New York. See “— Form, Denomination and Registration.”

The indenture does not contain any financial covenants or any restrictions on the payment of dividends, the incurrence of senior or secured debt or other indebtedness by us or any of our subsidiaries, or the issuance or repurchase of securities by us. The indenture contains no covenants or other provisions to protect holders of the Notes in the event of a highly leveraged transaction or a fundamental change, except to the limited extent described under “— Fundamental Change Requires Us to Repurchase Notes at the Option of the Holder” below.

We may, without the consent of the holders, reopen the Notes and issue additional Notes under the indenture with the same terms and with the same CUSIP numbers as the Notes offered hereby in an unlimited aggregate principal amount, provided that no such additional Notes may be issued with the same CUSIP number unless fungible with the Notes offered hereby for U.S. federal income tax purposes. We may also from time to time repurchase the Notes in open market purchases or negotiated transactions without prior notice to holders.

We may withhold taxes from any payments made or deemed made by us to a holder in respect of the Notes or common stock to the extent we believe we are required to withhold such amounts by law. For example, non-U.S. holders (as defined in “Certain United States Federal Income Tax Considerations”) of Notes may, under some circumstances, be subject to U.S. federal withholding tax with respect to payments of interest on the Notes. Moreover, holders of convertible debt instruments such as the Notes may, in certain circumstances, be deemed to receive taxable distributions if the conversion rate of such instruments is adjusted

(or not adjusted) even though such holders do not receive any actual cash or property, and U.S. holders (as defined in “Certain United States Federal Income Tax Considerations”) of Notes may be subject to U.S. federal backup withholding tax and non-U.S. holders may be subject to U.S. federal withholding tax with respect to such deemed distributions. See generally the discussion under the heading “Certain United States Federal Income Tax Considerations.”

Prior to or upon the occurrence of any event that results in an actual or deemed payment by us to a holder in respect of the Notes or common stock, we (or the trustee or other paying agent acting on our behalf) may request a holder to furnish any appropriate documentation that may be required in order to determine our withholding obligations under applicable law (including, without limitation, a U.S. Internal Revenue Service Form W-9, Form W-8BEN, or Form W-8ECI, as appropriate, or other applicable form). Upon the receipt of any such documentation, or in the event no such documentation is provided, we (or the trustee or other paying agent acting on our behalf) will withhold from any actual or deemed payments by us to a holder in respect of the Notes or common stock to the extent required by applicable law. See generally the discussion under the heading “Certain United States Federal Income Tax Considerations.”

Ranking

The Notes will be our unsecured, senior obligations. The payment of the principal of, interest on, and any cash due upon conversion of, the Notes will rank equally in express right of payment with our existing and future senior indebtedness and senior in right of payment to any of our existing and future subordinated indebtedness. The Notes will also effectively rank junior to our secured indebtedness to the extent of the underlying collateral. Additionally, the Notes will be effectively subordinated to all existing and future indebtedness of our subsidiaries.

At June 30, 2007, on a pro forma basis after giving effect to the offering and the use of proceeds hereof, we would have had $150 million of senior indebtedness.

Conversion Rights

General

At any time prior to July 1, 2014, subject to the conditions and during the periods described under the headings “— Conversion Upon Satisfaction of Sale Price Condition,” “— Conversion Upon Satisfaction of Trading Price Condition” and “— Conversion Upon Specified Corporate Transactions and Other Specified Events,” holders may convert their Notes into cash and, if applicable, shares, of our common stock based on an initial conversion rate of           shares of our common stock per $1,000 principal amount of Notes, unless previously purchased. This is equivalent to an initial conversion price of approximately $      per share. On or after July 1, 2014, holders may convert their Notes at any time prior to the close of business on the scheduled trading day immediately preceding the stated maturity date regardless of whether the conditions described under the headings “— Conversion Upon Satisfaction of Sale Price Condition,” “— Conversion Upon Satisfaction of Trading Price Condition” and “— Conversion Upon Specified Corporate Transactions and Other Specified Events” are satisfied.

The conversion rate (including any adjustments as described below under “— Conversion Rate Adjustments” and “— Make Whole Amount”) and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as set forth in “— Conversion Rate Adjustments” and “— Make Whole Amount” below. A holder may convert fewer than all of such holder’s Notes so long as the Notes converted are an integral multiple of $1,000 principal amount.

We will settle conversions of Notes as described below under “— Conversion Settlement.” Our indebtedness may contain limitations on our ability to pay the amounts due upon conversion or to repurchase the Notes under certain circumstances. See “Risk Factors — Risks Related to this Offering — We may not have the funds necessary to repurchase the Notes or pay the amounts due upon conversion of the Notes when necessary, and our indebtedness may contain limitations on our ability to pay the amounts due upon conversion or to repurchase the Notes upon certain circumstances.”

Upon conversion of a Note, a holder will not receive any cash payment of interest (unless such conversion occurs after the close of business on a regular record date and before the related interest payment date), and we will not adjust the conversion rate to account for accrued and unpaid interest. Our delivery to the holder of cash and, if applicable, shares of our common stock upon conversion of a Note will be deemed to satisfy in full our obligations with respect to such Note. Accordingly, any accrued but unpaid interest will be deemed to be paid in full upon conversion, rather than cancelled, extinguished or forfeited. For a discussion of the tax consequences to a holder of Notes receiving our common stock upon conversion, see “Certain United States Federal Income Tax Considerations — U.S. Holders — Conversion of Notes,” and “Certain United States Federal Income Tax Considerations — Non-U.S. Holders — Conversion of Notes.”

Holders of Notes at the close of business on a regular record date will receive payment of the interest payable on the corresponding interest payment date notwithstanding the conversion of such Notes at any time after the close of business on the applicable regular record date. Notes surrendered for conversion by a holder after the close of business on any regular record date but prior to the next interest payment date must be accompanied by payment of an amount equal to the interest payment that is due on those Notes on that interest payment date; provided, however, that no such payment need be made (1) with respect to any conversion following the record date immediately preceding the maturity date, (2) if we have specified a purchase date following a fundamental change that is after a record date and on or prior to the next interest payment date, or (3) if any overdue interest exists at the time of conversion with respect to such Notes, only to the extent of such overdue interest.

If a holder converts Notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of our common stock upon the conversion, if any, unless the tax is due because the holder requests the shares, if any, due upon conversion to be issued or delivered to a person other than such holder, in which case such holder will pay that tax.

If a holder wishes to exercise its conversion right, such holder must deliver a duly completed conversion notice, together, if the Notes are in certificated form, with the certificated security, to the conversion agent along with appropriate endorsements and transfer documents, if required, and pay any transfer or similar tax payment or interest payment, if required as described above. The conversion notice is irrevocable, except as described in the next paragraph. We refer to the date that all these conditions are satisfied as the “conversion date.” The conversion agent will, on the holder’s behalf, convert the Notes into cash and, if applicable, shares of our common stock. Holders may obtain copies of the required form of the conversion notice from the conversion agent. A certificate, or a book-entry transfer through The Depository Trust Company, New York, New York, or DTC, for the number of full shares of our common stock, if any, due upon conversion of any Notes, together with a cash portion of the conversion obligation equal to the principal return and a cash payment for any fractional shares, will be delivered through the conversion agent as soon as practicable, but no later than the third business day, following the last day of the applicable conversion period, subject to certain exceptions described under “— Make Whole Amount.” The trustee will initially act as the conversion agent.

If a holder has already delivered a purchase notice as described under “— Fundamental Change Requires Us to Repurchase Notes at the Option of the Holder” with respect to a Note, however, the holder may not surrender that Note for conversion until the holder has withdrawn the purchase notice in accordance with the indenture.

Make Whole Amount

If either (i) the effective date of a “change of control” (as defined under “— Fundamental Change Requires Us to Repurchase Notes at the Option of the Holder”) described in clause (4) in the definition thereof or (ii) a change of control described in clause (1), (2), or (3) in the definition thereof in connection with which any of the consideration received consists of cash, securities or other property (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) that are not, or upon issuance will not be, traded on the New York Stock Exchange or Nasdaq Global Select Market, in each case occurs prior to the maturity date and a holder surrenders its Notes for conversion during the period commencing 25 scheduled trading days prior to the anticipated effective date of such transaction (in the case of a change of control described in clause (3) of the definition thereof) or commencing on the actual effective date (in the case of a change of control described in clause (1), (2) and (4) of the definition thereof) and, in each case, ending 20 days following the actual effective date (the “effective date”) of such transaction, we will increase the applicable conversion rate for those Notes surrendered for conversion by a number of additional shares of common stock (the “additional shares”), as described below. Any such change of control transaction described in the preceding sentence is referred to as a “make-whole change of control.”

We will mail a notice to holders and issue a press release no later than 25 scheduled trading days prior to such transaction’s anticipated effective date, to the extent known to us.

The number of additional shares to be added to the conversion rate will be determined by reference to the table below and is based on the conversion date and the “applicable price” in connection with such transaction.

The “applicable price” in connection with a make-whole change of control means:

•	If the consideration (excluding cash payment for fractional shares or pursuant to statutory appraisal rights) paid to holders of our common stock in connection with such transaction consists exclusively of cash, the amount of such cash per share of our common stock; and

•	In all other cases, the average of the closing sale prices per share of our common stock for the five consecutive trading days immediately preceding the related conversion date.

The applicable prices set forth in the first row of the table below (i.e., the column headers), will be adjusted as of any date on which the conversion rate of the Notes is adjusted. The adjusted applicable prices will equal the applicable prices in effect immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate in effect immediately prior to the adjustment giving rise to the applicable price adjustment and the denominator of which is the conversion rate as so adjusted. The increase of the additional shares to the conversion rate will be subject to adjustment in the same manner as the conversion rate as set forth under “— Conversion Rate Adjustments.”

The following table sets forth the applicable price and number of additional shares to be added to the conversion rate per $1,000 principal amount of Notes:

Applicable Price
Conversion Date	$	$	$	$	$	$	$	$	$	$	$

October , 2007
October 1, 2008
October 1, 2009
October 1, 2010
October 1, 2011
October 1, 2012
October 1, 2013
October 1, 2014

The exact applicable price and conversion date may not be set forth in the table above, in which case:

1. if the actual applicable price is between two applicable price amounts in the table or the conversion date is between two dates in the table, the increase in the conversion rate will be determined by straight-line interpolation between the numbers set forth for the higher and lower applicable price amounts, and/or the two dates, based on a 365- or 366-day year, as applicable;

2. if the actual applicable price is in excess of $      per share (subject to adjustment), we will not increase the conversion rate applicable to the converted Note; and

3. if the actual applicable price is less than $      per share (the last bid price of our common stock on the date of this prospectus supplement) (subject to adjustment), we will not increase the conversion rate applicable to the converted Note.

Notwithstanding the foregoing, in no event will we increase the conversion rate as described above to the extent the increase will cause the conversion rate to exceed      per $1,000 principal amount of Notes, subject to adjustment in the same manner as the conversion rate as set forth under “— Conversion Rate Adjustments.”

Our obligation to increase the conversion rate as described above could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

If, as described above, we are required to increase the conversion rate by the additional shares as a result of the make-whole change of control, Notes surrendered for conversion will be settled as follows (subject in all respects to the provisions set forth above under “— Conversion Settlement”):

•	If the last day of the applicable conversion period (as defined below under “— Conversion Settlement”) related to such Notes surrendered for conversion is prior to the third scheduled trading day immediately preceding the anticipated effective date of such make-whole change of control, we will settle such conversion as described under “— Conversion Settlement” below by paying the principal return (as defined below under “— Conversion Settlement”) and delivering the net shares (as defined below under “— Conversion Settlement”), if any, on the third business day immediately following the last day of the applicable conversion period, but without giving any effect to the additional shares to be added to the conversion rate pursuant to the provisions set forth above. As soon as practicable following the effective date of the make-whole change of control transaction, we will deliver the increase in such amount of cash and, if applicable, shares of our common stock or reference property deliverable in lieu of shares of our common stock, if any, as the case may be, for such Notes as if the conversion rate had been increased by such number of additional shares during the related applicable conversion period (and based upon the relevant daily VWAP prices during such conversion period). If such increased amount results in an increase to the principal return (as defined below under “— Conversion Settlement”), we will pay such increase in cash. In addition, if such increased amount results in an increase to the number of net shares (as defined below under “— Conversion Settlement”) we will deliver such increase in shares of our common stock or, as described below under “— Recapitalizations, Reclassifications and Changes of Our Common Stock,” the same form of consideration into which our common stock was converted or exchanged in connection with such make-whole transaction. We will not increase the conversion rate by the number of additional shares, or otherwise deliver any increase to such amount of cash and shares of our common stock or reference property deliverable in lieu of shares of our common stock, if any, if the make-whole change of control never becomes effective.

•	Otherwise, if the last day of the applicable conversion period related to Notes surrendered for conversion is on or following the third scheduled trading day immediately preceding the anticipated effective date of the make-whole change of control, we will settle such conversion as described under “— Conversion Settlement” below by paying the principal return and delivering the net shares, if any, including the additional shares to be added to the conversion rate, if any, on the later to occur of (1) the effective date of the transaction and (2) the third business day following the last day of the applicable conversion period.

Notwithstanding the foregoing, if the consideration for our common stock in such make-whole change of control is comprised entirely of cash, for any conversion of Notes following the effective date of such make-whole change of control, the conversion obligation will be calculated based solely on the applicable price (as such term is defined above) for the transaction and will be deemed to be an amount equal to the applicable conversion rate (including any adjustment as described above) multiplied by such applicable price. In such event, the conversion obligation will be determined and paid to holders in cash on the third trading day following the surrender of the Notes for conversion.

If a holder surrenders a Note for conversion in connection with a make-whole change of control we have announced, but the make-whole change of control is not consummated, then the holder will not be entitled to the increased conversion rate referred to above in connection with the conversion.

Conversion Upon Satisfaction of Sale Price Condition

Prior to July 1, 2014, a holder may surrender any of its Notes for conversion into cash and, if applicable, shares of our common stock in any fiscal quarter (and only during such fiscal quarter) after the quarter ending December 31, 2007 if the closing sale price per share of our common stock, for each of at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous fiscal quarter, is greater than or equal to 120% of the applicable conversion price per share of our common stock on such last trading day.

The “closing sale price” per share of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) on that date as reported in transactions for the principal U.S. securities exchange on which our common stock is traded. The closing sale price will be determined without reference to after-hours or extended market trading. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “closing sale price” per share will be the last quoted bid price per share, of our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If our common stock is not so quoted, the “closing sale price” per share will be determined by a nationally recognized independent investment banking firm selected by us for this purpose.

“Trading day” means a day (i) during which trading in securities generally occurs on the New York Stock Exchange or, if our common stock is not then listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then traded and (ii) on which a closing sale price for our common stock may be obtained.

Conversion Upon Satisfaction of Trading Price Condition

Prior to July 1, 2014, a holder may surrender Notes for conversion into cash and, if applicable, shares, of our common stock prior to maturity during the five business day period immediately following any five consecutive trading day period (we refer to this five consecutive trading day period as the “measurement period”) in which the trading price per $1,000 principal amount of Notes (as determined following a request by a holder of the Notes in accordance with the procedures described below) for each trading day of such measurement period was less than 98% of the product of the closing sale price per share of our common stock and the conversion rate in effect on such day.

The “trading price” of the Notes on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of Notes obtained by the trustee for $5,000,000 principal amount of the Notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, that one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $5,000,000 principal amount of the Notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of the Notes will be deemed to be less than 98% of the product of the closing sale price per share of our common stock and the conversion rate in effect on such determination date.

The trustee shall have no obligation to determine the trading price of the Notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder of at least $1,000,000 aggregate principal amount of Notes provides us with reasonable evidence that the trading price per $1,000 principal amount of the Notes would be less than 98% of the product of the closing sale price per share of our common stock and the conversion rate, at which time, we shall instruct the trustee to determine the trading price of the Notes beginning on the next trading day and on each successive trading day until the trading price is greater than or equal to 98% of the product of the closing sale price per share of our common stock and the conversion rate.

Conversion Upon Specified Corporate Transactions and Other Specified Events

Conversions Upon Certain Distributions.  If we elect to:

•	distribute to all holders of our common stock rights entitling them to purchase, for a period expiring not more than 60 days immediately following the record date for the distribution, shares of our common stock at a price per share that is less than the closing price per share of our common stock on the trading day immediately preceding the announcement date of the distribution, or

•	distribute to all holders of our common stock our assets, debt securities or certain rights to purchase our securities, where the value of such assets, securities, or rights per share of common stock, as determined by our board of directors, exceeds 5% of the closing sale price of a share of our common stock on the trading day immediately preceding the declaration date of the distribution, we must notify the holders of the Notes at least 25 scheduled trading days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their Notes for conversion at any time from, and including, the date we mail such notice until the earlier of the close of business on the business day immediately prior to the ex-dividend date or the date we announce that such distribution will not take place. No holder may exercise this right to convert if the holder otherwise may participate in the distribution without conversion.

Conversions Upon Specified Events.  If (i) a make-whole change of control has occurred or is anticipated to occur or (ii) we are party to any transaction or event (including any consolidation, merger or binding share exchange) pursuant to which all shares of our common stock would be converted into or exchanged for cash, securities or other property, then, in each case, a holder may surrender Notes for conversion at any time from and after the date that is 20 calendar days (or, in the case of a make-whole change of control, 25 scheduled trading days) prior to the date we originally announce as the anticipated effective date of the transaction until 20 calendar days after the actual effective date of such transaction (or, if such transaction also constitutes a fundamental change, until the fundamental change purchase date). We will notify holders and the trustee as promptly as practicable following the date we publicly announce such transaction (but in no event less than 20 calendar or 25 scheduled trading days, as applicable, days prior to the effective date of such transaction).

We will settle any such conversions as described below under “— Conversion Settlement” and above under “— Make Whole Amount.” However, such transaction may constitute an event which requires us to change the conversion right in the manner described under “— Recapitalizations, Reclassifications and Changes of Our Common Stock.” Accordingly, settlement of conversions after such transaction may be made in cash and, if applicable, in property other than our common stock.

If such transaction also constitutes a fundamental change, the holder will be able to require us to purchase all or a portion of such holder’s Notes as described under “— Fundamental Change Requires Us to Repurchase Notes at the Option of the Holder.” In addition, if such transaction constitutes a make-whole change of control we will adjust the conversion rate for certain Notes tendered for conversion in connection with the fundamental change transaction, as described above under “— Make Whole Amount.”

Terminations of Trading.  Notes may be surrendered for conversion at any time a “termination of trading,” as defined under “— Fundamental Change Requires Us to Repurchase Notes at the Option of the Holder” below, has occurred and is continuing.

Conversion Prior to Maturity

On or after July 1, 2014, holders may convert their Notes at any time prior to the close of business on the scheduled trading day immediately preceding the maturity date.

Conversion Settlement

Subject to certain exceptions set forth below and under “— Make Whole Amount,” and “— Recapitalizations, Reclassifications and Change of Our Common Stock,” we will deliver, upon conversion of each $1,000 principal amount of Notes, the aggregate “daily settlement amount” for each of the 20 VWAP trading days during the conversion period for such Notes.

The “conversion period” with respect to any Note means:

•	with respect to any conversion date occurring during the period beginning on the 25th scheduled trading day prior to the maturity date of the Notes, the 20 consecutive VWAP trading-day period beginning on and including the 22nd scheduled trading day prior to the maturity date (or if such day is not a VWAP trading day, the next succeeding VWAP trading day); and

•	in all other instances, the 20 consecutive VWAP trading day period beginning on and including the third VWAP trading day after the conversion date.

The “daily settlement amount,” for each of the 20 VWAP trading days during the applicable conversion period, shall consist of:

•	cash in an amount equal to the lesser of $50 and the daily conversion value relating to such day (the sum of such cash amount for each of the 20 VWAP trading days, the “principal return”); and

•	to the extent the daily conversion value exceeds $50, a number of shares of our common stock equal to the excess of the daily conversion value over $50, divided by the daily VWAP of our common stock (or the consideration into which our common stock has been exchanged in connection with certain corporate transactions) on that VWAP trading day (the sum of such shares for each of the 20 VWAP trading days, the “net shares”).

The “daily conversion value” means, for each of the 20 consecutive VWAP trading days during the conversion period, 1/20th of the product of (1) the applicable conversion rate on such day and (2) the daily VWAP of our common stock (or the consideration into which our common stock has been exchanged in connection with certain corporate transactions) on such day.

The “daily VWAP” for our common stock (or for the consideration into which our common stock has been exchanged in connection with certain corporate transactions) means, for each of the 20 consecutive VWAP trading days during the conversion period, in the case of our common stock, the per share volume weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page MOH.UQ<equity>AQR in respect of the period from the scheduled open of trading on the principal trading market for our common stock to the scheduled close of trading on such market on such VWAP trading day, or if such volume-weighted average price is unavailable, or in the case of such other consideration, the market value of one share of our common stock (or of such other consideration) on such VWAP trading day as we determine in good faith using, if reasonably practicable, a volume-weighted method.

“VWAP trading day” means a day during which (i) trading in our common stock generally occurs on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading and (ii) there is no VWAP market disruption event. If our common stock is not so listed or traded, then “VWAP trading day” means a business day.

“VWAP market disruption event” means (i) a failure by the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. on any scheduled trading day for our common stock for an aggregate one half-hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options contracts or futures contracts relating to our common stock.

The daily conversion value and the daily settlement amount will be determined by us promptly after the end of the applicable conversion period. We will deliver cash in lieu of any fractional shares of our common stock issuable in connection with payment of the net shares, based upon the daily VWAP per share of our common stock on the last day of the applicable conversion period.

We will pay the principal return and cash for fractional shares, and deliver net shares, no later than the third business day following the last day of the applicable conversion period, except as set forth under “— Make Whole Amount.”

Conversion Rate Adjustments

The initial conversion rate will be adjusted for the following events:

(1) the issuance of our common stock as a dividend or distribution to all holders of our common stock, or a subdivision or combination of our common stock, in which event the conversion rate will be adjusted based on the following formula:

OS1
CR1	=	CR0	x
OS0

where,

CR0	=	the conversion rate in effect immediately prior to the ex-dividend date, or the date on which such subdivision or combination becomes effective, as the case may be
CR1	=	the conversion rate in effect immediately after the ex-dividend date, or the date on which such subdivision or combination becomes effective, as the case may be
OS0	=	the number of shares of our common stock outstanding immediately prior to the ex-dividend date, or the date on which such subdivision or combination becomes effective, as the case may be
OS1	=	the number of shares of our common stock that would be outstanding immediately after, and solely as a result of, such event

(2) the issuance to all holders of our common stock of certain rights or warrants entitling them for a period expiring 45 days or less from the date of issuance of such rights or warrants to purchase shares of our common stock at less than the average closing sale price of our common stock for the ten consecutive trading days ending on the trading day immediately preceding the time of announcement of such issuance; in which event the conversion rate will be adjusted based on the following formula:

OS0 + X
CR1	=	CR0	x
OS0 + Y

where,

CR0	=	the conversion rate in effect immediately prior to the ex-dividend date
CR1	=	the conversion rate in effect on the ex-dividend date
OS0	=	the number of shares of our common stock outstanding immediately prior to the ex-dividend date
X	=	the total number of shares of our common stock issuable pursuant to such rights
Y	=	the aggregate price payable to exercise such rights divided by the average of the closing sale prices of our common stock for the ten consecutive trading days prior to the business day immediately preceding the ex-dividend date

However, the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration.

(3) the dividend or other distribution to all holders of our common stock of shares of our capital stock (other than common stock) or evidences of our indebtedness or our assets (excluding any dividend, distribution or issuance covered by clauses (1) or (2) above or (4) or (5) below) in which event the conversion rate will be adjusted based on the following formula:

SP0
CR1	=	CR0	x
SP0 − FMV

where,

CR0	=	the conversion rate in effect immediately prior to the ex-dividend date
CR1	=	the conversion rate in effect on the ex-dividend date
SP0	=	the current market price per share of our common stock
FMV	=	the fair market value (as determined by our board of directors), on the ex-dividend date, of the shares of capital stock, evidences of indebtedness or assets so distributed, expressed as an amount per share of our common stock

However, if the transaction that gives rise to an adjustment pursuant to this clause (3) is one pursuant to which the payment of a dividend or other distribution on our common stock consist of shares of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, (i.e., a spin-off) that are, or, when issued, will be, traded on a U.S. securities exchange, then the conversion rate will instead be adjusted based on the following formula:

FMV0 + MP0
CR1	=	CR0	x
MP0

where,

CR0	=	the conversion rate in effect at the close of business on the 10th trading day immediately following the third trading day after the date on which “ex-distribution trading” commences for such dividend or distribution on the New York Stock Exchange or such other national or regional exchange or market on which our common stock is then listed or quoted
CR1	=	the conversion rate in effect immediately after the 10th trading day immediately following the third trading day after the date on which “ex-distribution trading” commences for such dividend or distribution on the New York Stock Exchange or such other national or regional exchange or market on which our common stock is then listed or quoted
FMV0	=	the average of the closing sale prices of the capital stock or similar equity interests distributed to holders of our common stock applicable to one share of our common stock over the 10 consecutive trading days commencing on and including the third trading day after the date on which “ex-distribution trading” commences for such dividend or distribution on the New York Stock Exchange or such other national or regional exchange or market on which our common stock is then listed or quoted
MP0	=	the average of the closing sale prices of our common stock over the 10 consecutive trading days commencing on and including the third trading day after the date on which “ex-distribution trading” commences for such dividend or distribution on the New York Stock Exchange or such other national or regional exchange or market on our common stock is then listed or quoted

(4) dividends or other distributions consisting exclusively of cash to all holders of our common stock during any fiscal quarter, in which event the conversion rate will be adjusted based on the following formula:

SP0
CR1	=	CR0	x
SP0 − C

where,

CR0	=	the conversion rate in effect immediately prior to the ex-dividend date
CR1	=	the conversion rate in effect immediately after the ex-dividend date
SP0	=	the current market price per share of our common stock

C	=	the amount in cash per share we distribute to holders of our common stock

(5) we or one or more of our subsidiaries make purchases of our common stock pursuant to a tender offer or exchange offer by us or one of our subsidiaries for our common stock to the extent that the cash and value of any other consideration included in the payment per share of our common stock validly tendered or exchanged exceeds the last reported sale price per share of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), in which event the conversion rate will be adjusted based on the following formula:

FMV + (SP1 x OS1)
CR1	=	CR0	x
OS0 x SP1

where,

CR0	=	the conversion rate in effect on the trading day immediately following such expiration date
CR1	=	the conversion rate in effect on the second trading day immediately following such expiration date
FMV	=	the fair market value (as determined by our board of directors), on the expiration date, of the aggregate value of all cash and any other consideration paid or payable for shares validly tendered or exchanged and not withdrawn as of the expiration date (the ”purchased shares”)
OS1	=	the number of shares of our common stock outstanding as of the last time tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration time”), after giving effect to the purchase or exchange of shares of our common stock pursuant to such tender offer or exchange offer
OS0	=	the number of shares of our common stock outstanding at the expiration time, including any purchased shares
SP1	=	the last reported sale price per share of our common stock on the trading day next succeeding the expiration date

In addition, in no event will we adjust the conversion rate to the extent that the adjustment would reduce the conversion price below the par value per share of our common stock.

“Current market price” of our common stock on any day means the average of the closing sale price of our common stock for each of the 10 consecutive trading days ending on the earlier of the day in question and the day before the ex-dividend date with respect to the issuance or distribution requiring such computation.

“Ex-dividend date” means, with respect to any dividend, issuance or distribution, the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such dividend, issuance or distribution.

To the extent that we have a shareholder rights plan (i.e., a poison pill) in effect, upon conversion of the Notes into common stock, you will receive, in addition to the cash and, if applicable, common stock due upon conversion, the rights under the rights plan, unless the rights have separated from the common stock, prior to any conversion. Prior to any conversion, a distribution of rights pursuant to such a rights plan or a separation of rights from the common stock will trigger a conversion rate adjustment under clause (3) above.

The indenture does not require us to adjust the conversion rate for any of the transactions described above if we make provision for holders of the Notes to participate in the transaction without conversion on a basis and with notice that our board of directors determines to be fair and appropriate.

Except as stated above, the conversion rate will not be adjusted for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing.

We may from time to time, to the extent permitted by law and subject to applicable rules of the New York Stock Exchange, increase the conversion rate of the Notes by any amount for any period of at least 20 days. In that case, we will give at least 15 days notice of such increase. To the extent permitted by law and subject to applicable rules of New York Stock Exchange, we may also make such increases in the conversion rate, in addition to those set forth above, as our board of directors deems advisable, including to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

A holder may, in some circumstances, be deemed to have received a constructive distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. In addition, you may be subject to U.S. federal withholding taxes in connection with such a constructive distribution. Because such a constructive distribution would not be accompanied by a cash payment to you, we or an applicable withholding agent may pay any such withholding taxes on your behalf and set off such payments against payments of interest, amounts delivered on conversion, or any other amounts otherwise payable or deliverable to you with respect to the Notes. See “Certain United States Federal Income Tax Considerations — U.S. Holders — Conversion Rate Adjustments” and “Certain United States Federal Income Tax Considerations — Non-U.S. Holders — Conversion Rate Adjustments.”

Recapitalizations, Reclassifications and Changes of Our Common Stock

In the case of any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination or a change in par value or from par value to no par value or vice versa), a consolidation, merger or combination involving us, a sale, lease or other transfer to a third party of the consolidated assets of ours and our subsidiaries substantially as an entirety, or any statutory share exchange, in each case as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, at the effective time of the transaction, the right to convert a Note will be changed into a right to convert it, per $1,000 principal amount, into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of our common stock equal to the conversion rate prior to such transaction would have owned or been entitled to receive (the “reference property”) upon such transaction. For purposes of the foregoing, the kind and amount of consideration that a holder of our common stock would have been entitled to in the case of recapitalizations, reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause our common stock to be converted into the right to receive more than a single type of consideration, determined based in part upon any form of stockholder election, will be deemed to be (i) the weighted average of the kinds and amounts of consideration received by the holders of our common stock that affirmatively make such an election or (ii) if no holders of our common stock affirmatively make such an election, the kinds and amount of consideration actually received by such holders. However, at and after the effective time of the transaction, the principal return payable upon conversion of the Notes will continue to be payable in cash, and the daily conversion value will be calculated based on the fair value of the reference property determined as described above. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing. For a discussion of the tax consequences to a holder of changes to the conversion rate of the Notes, see “Certain United States Federal Income Tax Considerations — U.S. Holders — Conversion Rate Adjustments” and “Certain United States Federal Income Tax Considerations — Non-U.S. Holders — Conversion Rate Adjustments.”

Fundamental Change Requires Us to Repurchase Notes at the Option of the Holder

If a fundamental change (as described below) occurs, each holder of Notes will have the right to require us to purchase some or all of that holder’s Notes, in integral multiples of $1,000 principal amount, on a repurchase date (the “fundamental change repurchase date”) of our choosing that is not less than 20 nor more than 35 business days after the date of our notice of the fundamental change. We will purchase such Notes at a purchase price in cash equal to 100% of the principal amount of the Notes to be purchased, plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date, unless such fundamental change repurchase date falls after a record date and on or prior to the corresponding interest payment date, in which case we will pay the full amount of accrued and unpaid interest, if any, payable on such interest payment date to the holder of record at the close of business on the corresponding record date.

Within 15 days after the occurrence of a fundamental change, we are required to mail notice to all holders of Notes, as provided in the indenture, of the occurrence of the fundamental change and of their resulting repurchase right and the fundamental change repurchase date. We must also deliver a copy of our notice to the trustee. To exercise the repurchase right, a holder of Notes must deliver, on or before the close of business on the business day immediately preceding the fundamental change repurchase date specified in our notice, written notice to the trustee of the holder’s exercise of its repurchase right.

Payment of the repurchase price for a Note for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the Note, together with necessary endorsements, to the paying agent at its corporate trust office in the Borough of Manhattan, The City of New York, or any other office of the paying agent, at any time after delivery of the repurchase notice. Payment of the repurchase price for the Note will be made promptly following the later of the fundamental change repurchase date and the time of book-entry transfer or delivery of the Note. If the paying agent holds money sufficient to pay, on the repurchase date, the repurchase price of the Note, on the repurchase date, then, as of the repurchase date:

•	the Note will cease to be outstanding and interest will cease to accrue; and

•	all other rights of the holder will terminate (other than the right to receive the repurchase price upon delivery of the Note, together with necessary endorsements).

This will be the case whether or not book-entry transfer of the Notes is made and whether or not the Notes are delivered to the paying agent.

You may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the business day before the fundamental change repurchase date. The withdrawal notice must state:

•	the name of the holder;

•	a statement that the holder is withdrawing its election to require us to purchase its Notes;

•	the principal amount of the withdrawn Notes which must be an integral multiple of $1,000;

•	if certificated Notes have been issued, the certificate number of the withdrawn Notes; and

•	the principal amount, if any, that remains subject to the repurchase notice which must be an integral multiple of $1,000.

If the Notes are not in certificated form, the notice given by each holder must comply with appropriate DTC procedures.

A “fundamental change” will be deemed to have occurred upon a “change of control” or a “termination of trading.”

A “change of control” will be deemed to have occurred at such time after the original issuance of the Notes when the following has occurred:

(1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common stock representing more than 50% of the voting power of our common stock entitled to vote generally in the election of directors;

(2) an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 promulgated under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 30% or more of the equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); provided, however, that notwithstanding any of the foregoing, transfers of “equity interests” among members of the “Molina family” and/or trusts beneficially owned by any member of the Molina family shall not be considered a change of control hereunder;

(3) consummation of any transaction or event (whether by means of a liquidation, share exchange, tender offer, consolidation, recapitalization, reclassification, merger of us or any sale, lease or other transfer of the consolidated assets of ours and our subsidiaries substantially as an entirety) or a series of related transactions or events pursuant to which 50% or more of our common stock is exchanged for, converted into or constitutes solely the right to receive cash, securities or other property; or

(4) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of our board of directors).

“Molina family” means Mary R. Molina, Joseph M. Molina, Mary Martha Bernadett, M.D., John C. Molina, Janet M. Watt and Josephine M. Molina-Battiste, and the spouses, natural and legal issue and other descendants and the stepchildren (including the natural and legal issue of the stepchildren) of any of the above-named persons.

“Equity interests” means, with respect to any person, all of the shares of capital stock of (or other ownership or profit interests in) such person, all of the warrants, options or other rights for the purchase or acquisition from such person of shares of capital stock of (or other ownership or profit interests in) such person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such person or warrants, rights or options for the purchase or acquisition from such person of such shares (or such other interests), and all of the other ownership or profit interests in such person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

The beneficial owner shall be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term “person” includes any syndicate or group which would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

The definition of change of control includes a phrase relating to the sale, lease or other transfer of the consolidated assets of ours and our subsidiaries “substantially as an entirety.” There is no precise, established definition of the phrase “substantially as an entirety” under applicable law. Accordingly, your ability to require us to repurchase your Notes as a result of a sale, lease or other transfer of less than all our assets may be uncertain.

A “termination of trading” will be deemed to have occurred if our common stock (or other common stock into which the Notes are then convertible) is not listed for trading on The New York Stock Exchange or the Nasdaq Global Select Market.

Rule 13e-4 under the Exchange Act, as amended, requires the dissemination of certain information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the Notes. We will comply with this rule to the extent applicable at that time.

We may, to the extent permitted by applicable law, at any time purchase the Notes in the open market or by tender offer at any price or by private agreement. Any Note so purchased by us may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation. Any Notes surrendered to the trustee for cancellation may not be reissued or resold and will be canceled promptly.

The foregoing provisions would not necessarily protect holders of the Notes if highly leveraged or other transactions involving us occur that may adversely affect holders.

Our ability to repurchase Notes upon the occurrence of a fundamental change is subject to important limitations. Under the terms of our current credit facility, a “fundamental change” under the Notes could constitute an event of default and we will be prohibited from paying the purchase price for the Notes in cash. In addition, any future credit agreements or other agreements relating to our indebtedness or otherwise may contain provisions prohibiting repurchase of the Notes under certain circumstances, or expressly prohibit our repurchase of the Notes upon a fundamental change or may provide that a fundamental change constitutes an event of default under that agreement. If a fundamental change occurs at a time when we are prohibited from repurchasing Notes, we may seek the consent of our lenders to repurchase the Notes or may attempt to refinance this debt. If we do not obtain consent, we would not be permitted to repurchase the Notes. Further, there can be no assurance that the Company would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the Notes seeking to exercise their repurchase right. Our failure to repurchase tendered Notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness. See “Risk Factors — Risks Related to this Offering — We may not have the funds necessary to repurchase the Notes or pay the amounts due upon conversion of the Notes when necessary, and our indebtedness may contain limitations on our ability to pay the amounts due upon conversion or to repurchase the Notes upon certain circumstances.”

No Notes may be purchased by us at the option of the holders upon a fundamental change if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

The fundamental change repurchase feature of the Notes may in certain circumstances make more difficult or discourage a takeover of our company. The fundamental change repurchase feature, however, is not the result of our knowledge of any specific effort to accumulate shares of our common stock, to obtain control of us by means of a merger, tender offer solicitation or otherwise, or by management to adopt a series of antitakeover provisions. Instead, the fundamental change repurchase feature is a standard term contained in securities similar to the Notes.

Consolidation, Merger and Sale of Assets

In addition to the conditions to a merger provisions described in the accompanying prospectus under the heading “Merger or Consolidation,” we may, without the consent of the holders of Notes, consolidate with, merge with or into or sell, lease or otherwise transfer in one transaction or a series of related transactions the consolidated assets of ours and our subsidiaries substantially as an entirety to any corporation, limited liability company, partnership or trust organized under the laws of the United States or any of its political subdivisions provided that:

•	the surviving entity assumes all our obligations under the indenture and the Notes;

•	if as a result of such transaction the Notes become convertible into common stock or other securities issued by a third party, such third party fully and unconditionally guarantees all obligations of Molina or such successor under the Notes and the indenture;

•	at the time of such transaction or series of transactions, no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing; and

•	an officers’ certificate and an opinion of counsel, each stating that the consolidation, merger, sale, lease or transfer complies with the provisions of the indenture, have been delivered to the trustee.

Events of Default

In addition to the events of default described under “Events of Default” in the accompanying prospectus, each of the following will constitute an event of default under the indenture:

•	our failure to pay when due in accordance with the indenture, the principal return or the net shares due upon conversion of Notes, together with cash in lieu of any fractional shares, upon conversion of a Note, and that failure continues for 5 days;

•	one or more judgments or orders that exceed $5 million in the aggregate (net of amounts covered by insurance or bonded) for the payment of money have been entered by a court or courts of competent jurisdiction against us or any significant subsidiary of ours and such judgment or judgments have not been satisfied, stayed, annulled or rescinded within 60 days after such judgment or judgments become final and nonappealable;

•	any event of default shall have occurred in respect of our or our significant subsidiaries’ indebtedness (including guaranteed indebtedness but excluding any subordinated indebtedness), and, as a result, an aggregate principal amount exceeding $5.0 million of such indebtedness is accelerated prior to its scheduled maturity and such acceleration is not rescinded or annulled within 30 days after we receive written notice; or

•	our failure to give timely notice of a fundamental change.

The accompanying prospectus, under the heading “Events of Default” describes the acceleration and waiver of the Notes under the indenture.

Notwithstanding the foregoing, the indenture will provide that, to the extent elected by us, the sole remedy for an event of default relating to any failure to comply with the reporting obligations in the indenture or the requirements of Section 314(a)(1) of the Trust Indenture Act, will for the first 120 days after the occurrence of such an event of default consist exclusively of the right to receive an extension fee on the Notes in an amount equal to 0.25% of the principal amount of the Notes. If we so elect, the extension fee will be payable on all outstanding Notes on the date on which an event of default relating to a failure to comply with the reporting obligations in the indenture first occurs, which will be the 60th day after notice to us of our failure to so comply. On the 120th day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 120th day), the Notes will be subject to acceleration. The provisions of the indenture described in this paragraph will not affect the rights of holders of Notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the extension fee upon an event of default in accordance with this paragraph, the Notes will be subject to acceleration as provided above. In order to elect to pay the extension fee as the sole remedy during the first 120 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations as described above, we must notify all holders of Notes and the trustee and paying agent of such election on or before the close of business on the date on which such event of default occurs, which will be the 60th day after notice to us of our failure to so comply.

Modification, Waiver and Meetings

The indenture contains provisions for convening meetings of the holders of Notes to consider matters affecting their interests.

In addition, the indenture (including the terms and conditions of the Notes) may be modified or amended by us and the trustee, without the consent of the holder of any Note, for the purposes of, among other things:

•	adding to our covenants for the benefit of the holders of Notes;

•	surrendering any right or power conferred upon us;

•	providing for conversion rights of holders of Notes upon any recapitalization, reclassification or change of our common stock, a consolidation, merger or combination involving us, a sale, lease or other transfer to another corporation of the consolidated assets of us and our subsidiaries substantially as an entirety, or any statutory share exchange;

•	providing for the assumption of our obligations to the holders of Notes in the case of a merger, consolidation, conveyance, sale, transfer or lease;

•	increasing the conversion rate in the manner described in the indenture;

•	effecting or maintaining the qualification of the indenture under the Trust Indenture Act of 1939, as amended, or complying with the requirements of the SEC with respect thereto;

•	securing our obligations in respect of the Notes;

•	curing any ambiguity or correcting or supplementing any defective provision contained in the indenture; provided that such modification or amendment does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of the holders of Notes in any material respect; provided further that any amendment made solely to conform the provisions of the indenture to the description of the Notes in this prospectus supplement and the accompanying prospectus will not be deemed to adversely affect the interests of the holders of the Notes; or

•	adding or modifying any other provisions which we and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of Notes in any material respect.

Modifications and amendments to the indenture or to the terms and conditions of the Notes may also be made, and noncompliance by us with any provision of the indenture or the Notes may be waived, either:

•	with the written consent of the holders of at least a majority in aggregate principal amount of the Notes at the time outstanding; or

•	by the adoption of a resolution at a meeting of holders at which a quorum is present by at least a majority in aggregate principal amount of the Notes represented at such meeting.

However, no such modification, amendment or waiver may, without the written consent or the affirmative vote of the holder of each outstanding Note affected:

•	change the maturity date of the principal of, or any date an installment of interest is due on any Note;

•	reduce the principal amount of any Note;

•	reduce the interest rate or amount of interest on any Note;

•	change the currency of payment of principal of or interest on any Note;

•	impair the right to institute suit for the enforcement of any payment on or with respect to, or the conversion of, any Note;

•	except as otherwise permitted or contemplated by provisions of the indenture, impair or adversely affect the conversion rights of holders of the Notes, including any change to the payment of the principal return or net share amount;

•	materially adversely affect any repurchase option of holders;

•	reduce the percentage in aggregate principal amount of Notes outstanding necessary to modify or amend the indenture or to waive any past default; or

•	reduce the percentage in aggregate principal amount of Notes outstanding required for any other waiver under the indenture.

The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate principal amount of the Notes at the time outstanding.

Form, Denomination and Registration

The Notes will be issued in fully registered form, without coupons, in denominations of $1,000 principal amount and whole multiples of $1,000.

Global Notes: Book-Entry Form

The Notes will be evidenced by one or more global Notes deposited with the trustee as custodian for DTC, and registered in the name of Cede & Co., as DTC’s nominee. Record ownership of the global Notes may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee, except as set forth below.

Ownership of beneficial interests in a global Note will be limited to persons that have accounts with DTC or its nominee (“participants”) or persons that may hold interests through participants. Transfers between direct DTC participants will be effected in the ordinary way in accordance with DTC’s rules and will be settled in same-day funds. Holders may also beneficially own interests in the global Notes held by DTC through certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly.

So long as Cede & Co., as nominee of DTC, is the registered owner of the global Notes, Cede & Co. for all purposes will be considered the sole holder of the global Notes. Except as provided below, owners of beneficial interests in the global Notes will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered holders thereof. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer or pledge a beneficial interest in the global Notes to such persons may be limited.

We will wire, through the facilities of the trustee, the principal, and interest payments on the global Notes to Cede & Co., the nominee for DTC, as the registered owner of the global Notes. We, the trustee and any paying agent will have no responsibility or liability for paying amounts due on the global Notes to owners of beneficial interests in the global Notes.

It is DTC’s current practice, upon receipt of any payment of principal of, and interest on the global Notes, to credit participants’ accounts on the payment date in amounts proportionate to their respective beneficial interests in the Notes represented by the global Notes, as shown on the records of DTC, unless DTC believes that it will not receive payment on the payment date. Payments by DTC participants to owners of beneficial interests in Notes represented by the global Notes held through DTC participants will be the responsibility of DTC participants, as is now the case with securities held for the accounts of customers registered in “street name.”

If a holder would like to convert Notes into cash and, if applicable, common stock pursuant to the terms of the Notes, the holder should contact the holder’s broker or other direct or indirect DTC participant to obtain information on procedures, including proper forms and cut-off times, for submitting those requests.

Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and other banks, a holder’s ability to pledge the holder’s interest in the Notes represented by global Notes to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate.

Neither we nor the trustee (nor any registrar, paying agent or conversion agent under the indenture) will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of Notes, including, without limitation, the presentation of Notes for conversion as described below, only at the direction of one or more direct DTC participants to whose account with DTC interests in the global Notes are credited and only for the principal amount of the Notes for which directions have been given.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17 A of the Exchange Act. DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations such as the underwriters of the Notes. Certain DTC participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global Notes among DTC participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will cause Notes to be issued in definitive registered form in exchange for the global Notes. None of us, the trustee or any of our or the trustee’s respective agents will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in global Notes.

According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Certificated Notes

We will issue the Notes in definitive certificated form if DTC notifies us that it is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days. In addition, beneficial interests in a global Note may be exchanged for definitive certificated Notes upon request by or on behalf of DTC in accordance with customary procedures. The indenture permits us to determine at any time and in our sole discretion that Notes shall no longer be represented by global Notes. DTC has advised us that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global Notes at the request of each DTC participant. We would issue definitive certificates in exchange for any such beneficial interests withdrawn.

Any Note that is exchangeable pursuant to the preceding sentence is exchangeable for Notes registered in the names which DTC will instruct the trustee. It is expected that DTC’s instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in that global Note. Subject to the foregoing, a global Note is not exchangeable except for a global Note or global Notes of the same aggregate denominations to be registered in the name of DTC or its nominee.

Notices

Except as otherwise provided in the indenture, notices to holders of Notes will be given by mail to the addresses of holders of the Notes as they appear in the Note register.

Governing Law

The indenture and the Notes will be governed by, and construed in accordance with, the law of the State of New York.

Information Regarding the Trustee

U.S. Bank National Association, as trustee under the indenture, has been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the Notes. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business and may become the owner or pledgee of the Notes and otherwise deal with us having the same rights it would have if it did not serve in such capacities.

DESCRIPTION OF CAPITAL STOCK

We are authorized to issue 80,000,000 shares of common stock and 20,000,000 shares of preferred stock. Shares of each class have a par value of $0.001 per share. The following description summarizes information about our capital stock. You can obtain more comprehensive information about our capital stock by consulting our bylaws and certificate of incorporation, as well as the Delaware General Corporation Law.

Common Stock

Each share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Subject to any preference rights of holders of preferred stock, the holders of common stock are entitled to receive dividends, if any, declared from time to time by the directors out of legally available funds. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after the payment of liabilities, subject to any rights of holders of preferred stock to prior distribution.

The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable and the shares of common stock to be issued on completion of this offering will be fully paid and nonassessable.

Preferred Stock

The board of directors has the authority, without action by the stockholders, to designate and issue preferred stock and to designate the rights, preferences and privileges of each series of preferred stock, which may be greater than the rights attached to the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of common stock until the board of directors determines the specific rights attached to that preferred stock. The effects of issuing preferred stock could include one or more of the following:

•	restricting dividends on the common stock,

•	diluting the voting power of the common stock,

•	impairing the liquidation rights of the common stock, or

•	delaying or preventing a change of control of our company.

There are currently no shares of preferred stock outstanding.

There are currently no warrants outstanding.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Molina’s Certificate of Incorporation and Bylaws

We are governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales or other transactions resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15.0% or more of the corporation’s outstanding voting stock. The statute could delay, defer or prevent a change of control of our company.

Some provisions of our certificate of incorporation and bylaws, may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in one’s best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

The issuance of additional shares of common stock could have the effect of delaying, deferring or preventing a change of control, even if such change in control would be beneficial to our stockholders.

The terms of certain provisions of our certificate of incorporation and bylaws may have the effect of discouraging a change in control. Such provisions include the requirement that all stockholder action must be effected at a duly-called annual meeting or special meeting of the stockholders and the requirement that stockholders follow an advance notification procedure for stockholder business to be considered at any annual meeting of the stockholders.

Classified Board of Directors

Our board of directors is divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors is elected each year. These provisions, when coupled with the provision of our certificate of incorporation authorizing the board of directors to fill vacant directorships or increase the size of the board of directors, may deter a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by such removal with its own nominees.

Cumulative Voting

Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors. Our certificate of incorporation expressly denies stockholders the right to cumulative voting in the election of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice in writing. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. However, in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be received not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which notice of the date of the annual meeting was first mailed to stockholders or made public, whichever first occurs. Our bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude, delay or discourage stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Stockholder Action; Special Meeting of Stockholders

Our certificate of incorporation eliminates the ability of stockholders to act by written consent. It further provides that special meetings of our stockholders may be called only by our Chairman of the Board, Chief Executive Officer, President, a majority of our directors or committee of the board of directors specifically designated to call special meetings of stockholders. These provisions may limit the ability of stockholders to remove current management or approve transactions that stockholders may deem to be in their best interests and, therefore, could adversely affect the price of our common stock.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to effect a change in our control or change in our management by means of a proxy contest, tender offer, merger or otherwise.

Charter Amendments

Delaware law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless either a corporation’s certificate of incorporation or bylaws require a greater percentage.

Transfer Agent Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “MOH.”

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain material U.S. federal income considerations relating to the purchase, ownership and disposition of the Notes and shares of our common stock, if any, acquired upon conversion of a Note. The U.S. federal income tax considerations set forth below are based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect. We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to statements made and conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary is limited to holders that purchase Notes in this offering at the “issue price” of the Notes as defined in Section 1273 of the Code and hold the Notes and the shares of our common stock as “capital assets” (generally, property held for investment) for U.S. federal income tax purposes. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules including, without limitation, tax-exempt entities, holders subject to the U.S. federal alternative minimum tax, traders or dealers in securities or currencies, financial institutions, insurance companies, regulated investment companies, certain former citizens or former long-term residents of the United States, partnerships or other pass-through entities, U.S. holders (as defined below) whose “functional currency” is not the U.S. dollar and persons that hold the Notes or shares of our common stock in connection with a “straddle,” “hedging,” “conversion” or other risk reduction transaction. This discussion does not address the tax consequences arising under any state, local or foreign law. In addition, this summary does not consider the effect of U.S. federal estate or gift tax.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of a Note or shares of our common stock, if any, acquired upon conversion of a Note that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (including any entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate that is subject to U.S. federal income tax on its income regardless of its source; or

•	a trust, if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A “non-U.S. holder” means a beneficial owner of a Note or shares of our common stock, if any, acquired upon conversion of a Note that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust and is not a U.S. holder.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a Note or shares of our common stock, if any, acquired upon conversion of a Note, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. A beneficial owner that is a partnership for U.S. federal income tax purposes and partners in such a partnership should consult their tax advisors about the U.S. federal income tax consequences and other tax consequences of the purchase, ownership and disposition of the Notes or shares of our common stock, if any, acquired upon conversion of a Note.

Investors considering the purchase of the Notes should consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules or under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

U.S. Holders

Payments of Interest

It is expected that the Notes will not be issued with original issue discount (“OID”’) for U.S. federal income tax purposes. Accordingly, a U.S. holder generally will be required to recognize as ordinary income any interest paid or accrued on the Notes, in accordance with the U.S. holder’s regular method of tax accounting. If, contrary to our expectations, the Notes are issued at a discount that gives rise to OID, a U.S. holder generally will be required to include such OID in gross income on a constant-yield basis in advance of the receipt of cash associated with such income. The remainder of this discussion assumes that the Notes will not be issued with OID.

Additional Shares

In certain circumstances, we may be required to increase the applicable conversion rate by a number of additional shares for any conversion of Notes in connection with a make-whole change of control. See “Description of the Notes — Conversion Rights — Make Whole Amount.” This obligation to increase the applicable conversion rate in certain circumstances may implicate the Treasury regulations relating to “contingent payment debt instruments.” Although the matter is not free from doubt, we intend to take the position (and this discussion assumes) that the possible increase in the applicable conversion rate for any conversion of Notes in connection with a make-whole change of control does not cause the Notes to be treated as contingent payment debt instruments.

Our position that the Notes are not contingent payment debt instruments is binding on U.S. holders unless they disclose their contrary positions to the IRS in the manner required by applicable Treasury regulations. Our position that the Notes are not contingent payment debt instruments is not binding on the IRS. If the IRS were successfully to challenge our position and the Notes were treated as contingent payment debt instruments, U.S. holders may be required, among other things, to accrue interest income at a rate higher than the stated interest rate on the Notes, treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or redemption of a Note, and treat the entire amount of realized gain upon a conversion of Notes as taxable.

Sale, Exchange, Redemption or Other Taxable Disposition of Notes

Subject to the discussion under “— Conversion of Notes” below, a U.S. holder generally will recognize capital gain or loss if the holder disposes of a Note in a sale, exchange, redemption or other taxable disposition. The U.S. holder’s gain or loss will equal the difference between the proceeds received by the holder (other than proceeds attributable to accrued and unpaid interest) and the holder’s adjusted tax basis in the Note. The proceeds received by a U.S. holder will include the amount of any cash and the fair market value of any other property received for the Note. The portion of any proceeds that is attributable to accrued interest will not be taken into account in computing the U.S. holder’s capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the U.S. holder has not previously included the accrued interest in income. The gain or loss recognized by a U.S. holder on a disposition of the Note will be long-term capital gain or loss if the holder held the Note for more than one year. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gain generally will be subject to a maximum U.S. federal income tax rate of 15%, which maximum tax rate currently is scheduled to increase to 20% for dispositions occurring during the taxable years beginning on or after January 1, 2011. A U.S. holder’s ability to deduct capital losses may be limited.

Conversion of Notes

If a U.S. holder receives solely cash in exchange for Notes upon conversion, the U.S. holder’s gain or loss will be determined in the same manner as if the U.S. holder disposed of the Notes in a taxable disposition (as described above under “— Sale, Exchange, Redemption or Other Taxable Disposition of Notes”).

The tax treatment of a conversion of a note into cash and shares of our common stock is uncertain, and U.S. holders should consult their tax advisors regarding the consequences of such a conversion.

Treatment as a recapitalization.  If a combination of cash and common stock is received in exchange for Notes upon conversion, we intend to take the position that the Notes are securities for U.S. federal income tax purposes and that, as a result, the exchange would be treated as a recapitalization. In such case, gain, but not loss, would be recognized. The gain would be equal to the excess of the fair market value of the common stock and cash received (other than amounts attributable to accrued interest, which will be treated as such) over a U.S. holder’s adjusted tax basis in the Notes (including the portion of the tax basis that is allocable to any fractional share), but in no event should the gain required to be recognized exceed the amount of cash received (excluding cash in lieu of a fractional share). Any gain or loss recognized on conversion generally would be capital gain or loss and would be long-term capital gain or loss if, at the time of conversion, the Note has been held for more than one year.

The tax basis of the shares of our common stock received upon a conversion (other than common stock attributable to accrued interest, the tax basis of which would equal the amount of accrued interest with respect to which the common stock was received, but including any fractional shares deemed received) would equal the adjusted tax basis of the Note that was converted, reduced by the amount of any cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share would be equal to the difference between the amount of cash a U.S. holder receives in respect of the fractional share and the portion of the U.S. holder’s adjusted tax basis in the shares received and deemed received that is allocable to the fractional share. A U.S. holder’s holding period for shares of common stock would include the period during which the U.S. holder held the Notes, except that the holding period of any common stock received with respect to accrued interest would commence on the day after the date of receipt.

As a result of our intended treatment of a U.S. holder’s receipt of cash and common stock upon a conversion of a Note as a recapitalization for U.S. federal income tax purposes, a U.S. holder may be subject to information reporting and document retention requirements under Treasury regulation section 1.368-3. U.S. holders should discuss these potential requirements with their tax advisors.

Alternative treatment as part conversion and part redemption.  If the conversion of a Note into cash and common stock were not treated as a recapitalization, the cash payment received may alternatively be treated as proceeds from the sale of a portion of the Note and taxed in the manner described under “— Sale, Exchange, Redemption or Other Taxable Disposition of Notes” above (or in the case of cash received in lieu of a fractional share, taxed as a disposition of a fractional share), and the common stock received may alternatively be treated as received upon a conversion of the Note, which generally should not be taxable to a U.S. holder except to the extent of any common stock received with respect to accrued interest. In such a case, the U.S. holder’s tax basis in the Note would generally be allocated pro rata among the common stock received, the fractional share that is sold for cash and the portion of the Note that is treated as sold for cash. The holding period for the common stock received in the conversion (other than common stock received with respect to accrued interest) should include the holding period for the Note being converted.

Prospective purchasers should consult their own tax advisors as to the tax treatment of the receipt from us of a combination of cash and shares of our common stock upon conversion of a Note.

Conversion Rate Adjustments

The conversion rate of the Notes is subject to adjustment under certain circumstances (see “Description of the Notes — Conversion Rights — Make Whole Amount” and “Description of the Notes — Conversion Rights — Conversion Rate Adjustments”). Certain adjustments to (or the failure to make such adjustments to) the conversion rate of the Notes that increase the proportionate interest of a U.S. holder of Notes in our assets or earnings and profits may result in a taxable constructive distribution to such a holder, whether or not the holder ever converts its Notes. This could occur, for example, if the conversion rate is adjusted to compensate holders of Notes for certain distributions of cash or property to our stockholders. Such a constructive distribution will be treated as a dividend, resulting in ordinary income, to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. It is unclear whether any such constructive dividend would be eligible for the reduced rate of U.S. federal income tax applicable to certain dividends received by noncorporate holders or the dividends received deduction applicable to corporate holders. If a conversion rate adjustment results in a deemed dividend for U.S. federal income tax purposes, U.S. holders of Notes could recognize taxable income as a result of an event pursuant to which they receive no cash or property. Because a constructive dividend deemed received by a U.S. holder would not give rise to any cash from which any applicable withholding tax could be satisfied, if we pay backup withholding taxes on behalf of a U.S. holder (because such U.S. holder failed to establish an exemption from backup withholding), we may, at our option, set-off any such payment against payments of cash and common stock payable on the Notes.

Dividends on Our Common Stock

If a U.S. holder receives shares of our common stock upon the conversion of a Note and we subsequently make distributions on our common stock, the distributions will constitute dividends taxable to the holder as ordinary income for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. To the extent a U.S. holder receives distributions on shares of our common stock that would otherwise constitute dividends for U.S. federal income tax purposes but that exceed our current and accumulated earnings and profits as determined under U.S. federal income tax principles, such distributions will be treated first as a non-taxable return of capital reducing the holder’s tax basis in the shares of our common stock (determined on a share-by-share basis). Any such distributions in excess of the U.S. holder’s tax basis in its shares of our common stock generally will be treated as capital gain. Subject to applicable limitations, distributions on our common stock constituting dividends may qualify for the dividends received deduction applicable to holders that are U.S. corporations and may qualify for preferential rates applicable to certain non-corporate holders. As noted above under “Dividend Policy,” we do not currently intend to declare or pay dividends on our common stock.

Sale, Exchange or Other Taxable Disposition of Our Common Stock

A U.S. holder generally will recognize capital gain or loss on a sale, exchange or other taxable disposition of our common stock. The U.S. holder’s gain or loss will equal the difference between the proceeds received by the holder and the holder’s tax basis in shares of our common stock. The holder’s basis in shares of our common stock generally will be the holder’s adjusted tax basis in the shares immediately after such shares were acquired by the holder, subject to certain adjustments, including those described above under “— Dividends on Our Common Stock.” The proceeds received by a U.S. holder will include the amount of any cash and the fair market value of any other property received for the common stock. The gain or loss recognized by a U.S. holder on a sale, exchange or other taxable disposition of our common stock will be long-term capital gain or loss if the holder’s holding period for the common stock (which generally should include the holding period for the Note) is more than one year. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gain generally will be subject to a maximum U.S. federal income tax rate of 15%, which maximum tax rate currently is scheduled to increase to 20% for dispositions occurring during the taxable years beginning on or after January 1, 2011. A U.S. holder’s ability to deduct capital losses may be limited.

Possible Effect of Changes to the Notes

In certain situations, we may provide for the conversion of the Notes into shares of an acquirer (as described above under “Description of the Notes — Conversion Rights — Recapitalizations, Reclassifications and Changes of Our Common Stock”). In addition, subject to certain exceptions, the terms of the Notes may be modified or amended (as described above under “Description of the Notes — Modification, Waiver and Meetings”). Depending on the circumstances, such changes to the Notes could result in a deemed taxable exchange to a holder and the modified Note could be treated as newly issued at that time, potentially resulting in the recognition by the holder of taxable gain or loss.

Backup Withholding and Information Reporting

Information reporting requirements generally will apply to payments of interest on the Notes and dividends on shares of common stock and to the proceeds of a sale of a Note or share of common stock paid to a U.S. holder unless the U.S. holder is an exempt recipient (such as a corporation) and properly establishes its exemption. Backup withholding generally will apply to those payments if the U.S. holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. holder is notified by the IRS that it has failed to report in full payments of interest and dividend income.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, if any, provided the required information is furnished to the IRS in a timely manner.

Non-U.S. Holders

Payments of Interest

In general, payments of interest on the Notes to, or on behalf of, a non-U.S. holder will be considered “portfolio interest” and will not be subject to U.S. federal income or withholding tax, provided such interest is not effectively connected with the conduct of a trade or business within the United States by such non-U.S. holder, if:

•	such non-U.S. holder does not actually or by attribution own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code;

•	such non-U.S. holder is not, for U.S. federal income tax purposes, a controlled foreign corporation that is related to us within the meaning of Section 864(d)(4) of the Code;

•	such non-U.S. holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code; and

•	the certification requirements, as described below, are satisfied.

To satisfy the certification requirements referred to above, either (i) the beneficial owner of a Note must certify, under penalties of perjury, to the payor that such owner is not a “U.S. person” as defined in the Code and must provide such owner’s name and address, which certification may be made on IRS Form W-8 BEN (or other applicable form) or (ii) the non-U.S. holder holds the Notes through certain foreign intermediaries or certain foreign partnerships, and the non-U.S. holder and the foreign intermediary or foreign partnership satisfies the certification requirements of applicable Treasury regulations. Special certification rules apply to non-U.S. holders that are pass-through entities.

If interest on a Note is effectively connected with the conduct of a trade or business in the United States by a non-U.S. holder, the non-U.S. holder generally will not be subject to U.S. federal withholding tax (provided that the certification requirements discussed in the next sentence are met), but generally will be subject to U.S. federal income tax on such interest on a net income basis in the same manner as if it were a U.S. holder, unless an applicable tax treaty provides otherwise. In order to claim an exemption from withholding tax, such a non-U.S. holder must provide the payor with a properly executed IRS Form W-8ECI or W-8BEN certifying, under penalties of perjury, that the holder is a non-U.S. person and the interest is effectively connected with the holder’s conduct of a U.S. trade or business and is includible in the holder’s gross income or exempt under an applicable tax treaty. In addition, if such non-U.S. holder engaged in a U.S. trade or business is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Interest on Notes not effectively connected with the conduct of a U.S. trade or business and not excluded from U.S. federal withholding tax under the “portfolio interest” exception described above generally will be subject to withholding at a 30% rate, except where a non-U.S. holder can claim the benefits of an applicable tax treaty to reduce or eliminate such withholding tax and demonstrates such eligibility to the payor and the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to, and procedures for claiming, a reduced rate of withholding under a tax treaty.

Conversion of Notes

To the extent a non-U.S. holder recognizes gain upon conversion of a Note, such gain would be subject to the rules described below with respect to the sale, exchange or other taxable disposition of a Note or shares of our common stock. See “— Sale, Exchange or Other Taxable Disposition of Notes or Our Common Stock” below.

Conversion Rate Adjustments

The conversion rate of the Notes is subject to adjustment in certain circumstances, and such adjustments could, in certain circumstances, give rise to a deemed distribution to non-U.S. holders of the Notes. See “— U.S. Holders — Conversion Rate Adjustments” above. In such case, the deemed distribution would be subject to the rules below regarding withholding of U.S. federal tax on dividends in respect of our common stock. See “Non U.S. Holders — Dividends on Our Common Stock” below. It is possible that such withholding tax would be withheld from amounts owed to a non-U.S. holder, including but not limited to interest, shares of our common stock, or sales proceeds subsequently paid or credited to such holder.

Sale, Exchange or Other Taxable Disposition of Notes or Our Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale or other taxable disposition of a Note or any shares of our common stock received upon conversion thereof unless:

•	the non-U.S. holder is an individual who was present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met, in which case the non-U.S. holder will be subject to a flat 30% tax on its U.S.-sourced net gain, if any, from the sale or disposition of such non-U.S. holder’s capital assets sold or otherwise disposed of during the taxable year;

•	the gain is effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder), in which case the non-U.S. holder generally will be taxed on its net gain derived from the disposition at the regular graduated U.S. federal income tax rates and in the manner applicable to U.S. persons and, if the non-U.S. holder is a foreign corporation, the “branch profits tax” equal to 30% of its effectively connected earnings and profits (or such lower rate as may be specified by an applicable income tax treaty) may also apply; or

•	at any time within the shorter of the five-year period preceding such disposition or such holder’s holding period, we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes.

We do not believe that we currently are a United States real property holding corporation. However, if we are, or in the future become, a United States real property holding corporation, a non-U.S. holder might be subject to U.S. federal income tax at regular graduated rates applicable to U.S. effectively connected income (and, in certain circumstances, withholding tax) under the Foreign Investment in Real Property Tax Act (“FIRPTA”) with respect to gain realized on the disposition of Notes or shares of our common stock. In that case, any tax withheld under FIRPTA would be creditable against such non-U.S. holder’s U.S. federal income tax liability and might entitle such non-U.S. holder to a refund upon furnishing required information to the IRS. However, even if we are, or in the future become, classified as a United States real property holding corporation, an exemption to FIRPTA withholding and the FIRPTA tax may be available pursuant to Treasury regulations issued under Sections 897 and 1445 of the Code. In particular, although existing law is not entirely clear, under Treasury regulation sections 1.897-1(c)(2)(iii)(A) and 1.897-9T(b) an interest held by a non-U.S. holder generally will not be treated as a U.S. real property interest (and therefore an exemption to FIRPTA withholding and the FIRPTA tax generally will be available) if (i) any class of our stock is regularly traded on an established securities market and (ii) such non-U.S. holder has not directly, indirectly, or constructively held during the relevant determination period (x) in the case of a regularly traded class of interests, more than 5% of the total fair market value of that class of interests, or (y) in the case of a non-regularly traded class of interests that is convertible into a regularly traded class of interests, an amount of such non-regularly traded class of interests with an aggregate fair market value greater than 5% of the total fair market value of the regularly traded class of interests. In determining ownership for these purposes, a number of special rules apply, including certain ownership attribution rules and, in the case of a non-U.S. holder that holds a non-regularly traded convertible interest, a rule that requires the aggregation of any subsequently acquired interests of the same class with any previously acquired interests and the valuation of all such interests as of the date of the most recent subsequent acquisition.

As a result of our intended treatment of a non-U.S. holder’s receipt of cash and common stock upon a conversion of a Note as a recapitalization for U.S. federal income tax purposes, a non-U.S. holder may be subject to information reporting and document retention requirements under Treasury regulation section 1.368-3. Non-U.S. holders should discuss these potential requirements with their tax advisors.

Dividends on Our Common Stock

If a non-U.S. holder receives shares of our common stock upon the conversion of a Note and we subsequently make distributions on our common stock, the distributions will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Except as described below, dividends paid on our common stock held by a non-U.S. holder generally will be subject to U.S. federal withholding tax at a rate of 30% or lower treaty rate, if applicable. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish the payor with a valid IRS Form W-8BEN (or applicable successor form) certifying such holder’s qualification for the reduced rate. This certification must be provided to the payor prior to the payment of any dividends on our common stock and must be updated periodically. Non-U.S. holders that do not timely provide the payor with the required certification, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to, and procedures for claiming, a reduced rate of withholding under a tax treaty.

If dividends paid to a non-U.S. holder are effectively connected with the conduct of a U.S. trade or business by the non-U.S. holder, the payor generally is not required to withhold tax from the dividends, provided that the non-U.S. holder furnishes to the payor a valid IRS Form W-8ECI or W-8BEN certifying, under penalties of perjury, that the holder is a non-U.S. person, and the dividends are effectively connected with the holder’s conduct of a U.S. trade or business and are includible in the holder’s gross income or exempt under an applicable tax treaty. Dividends on common stock exempt from the withholding tax as effectively connected income nevertheless will be subject to a graduated U.S. federal income tax on a net income basis as if such amounts were earned by a U.S. person unless an applicable tax treaty provides otherwise. In addition, if such non-U.S. holder is a foreign corporation, it may be subject to a “branch profits tax” equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

As noted above under “Dividend Policy,” we do not currently intend to declare or pay dividends on our common stock.

Backup Withholding and Information Reporting

Treasury regulations require annual reporting to the IRS and to each non-U.S. holder of the amount of interest or dividends paid to that holder and the tax withheld from those payments of interest or dividends. These information reporting requirements apply regardless of whether withholding was not required because the payments consisted of “portfolio interest” that is exempt from withholding, the payments were effectively connected with a U.S. trade or business or withholding was reduced or eliminated by any applicable tax treaty. Copies of the information returns reporting those payments of interest or dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.

A non-U.S. holder generally will not be subject to additional information reporting or to backup withholding at the applicable rate (currently 28%) with respect to payments of interest on the Notes or dividends on common stock, provided the holder has furnished to the payor or broker a valid IRS

Form W-8BEN certifying, under penalties of perjury, its status as a non-U.S. person or otherwise established an exemption.

The payment of the proceeds of the sale or other disposition of the Notes or shares of our common stock (including a redemption) by a non-U.S. holder to or through the U.S. office of any broker, U.S. or non-U.S., generally will be reported to the IRS and reduced by backup withholding at the applicable rate, unless the non-U.S. holder certifies its status as a non-U.S. person under penalties of perjury or otherwise establishes an exemption. The payment of the proceeds of a sale or other disposition of the Notes or shares of our common stock (including a redemption) by a non-U.S. holder to or through a non-U.S. office of a non-U.S. broker will not be reduced by backup withholding or reported to the IRS, unless the non-U.S. broker has certain enumerated connections with the United States. In general, the payment of proceeds from the sale or other disposition of the Notes or shares of our common stock by or through a non-U.S. office of a broker that is a U.S. person or has certain enumerated connections with the United States will be reported to the IRS and may be subject to backup withholding, unless the non-U.S. holder certifies its status as a non-U.S. person under penalties of perjury or otherwise establishes an exemption or the broker has specified documentary evidence in its files that the holder is a non-U.S. person.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from payments to a non-U.S. holder generally can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, if certain required information is furnished to the IRS in a timely manner. The backup withholding and information reporting rules are complex, and non-U.S. holders are urged to consult their own tax advisors regarding application of these rules in their particular circumstances.

BENEFIT PLAN INVESTOR CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase and holding of the Notes and the common stock issuable upon conversion of the Notes by (a) an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (b) an individual retirement account or other arrangement subject to Section 4975 of the Code, (c) entities whose underlying assets are considered to include “plan assets” of any plan, account or arrangement described in preceding clauses (a) or (b), or (d) any governmental plan, church plan, non-U.S. plan or other investor whose purchase or holding of shares would be subject to provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (a “Similar Law”) of (each entity described in preceding clause (a), (b), (c) or (d), a “plan”).

In considering an investment in the Notes and the common stock issuable upon conversion of the Notes by any plan, a fiduciary must determine whether the investment is in accordance with the documents and instruments governing the plan and the applicable provisions of ERISA, the Code or any Similar Law relating to the fiduciary’s duties to the plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, or, the Code or similar provisions under any Similar Law. A fiduciary of a plan, as well as any other prospective investor subject to Section 4975 of the Code or any Similar Law, must also determine that its purchase and holding of the Notes and the common stock issuable upon conversion of the Notes does not result in a non-exempt prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Code or similar provisions under any Similar Law. A person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code.

By acceptance of the Notes or the common stock issuable upon conversion of the Notes, each purchaser and subsequent transferee will be deemed to represent, warrant and agree that either:

(i) no portion of the assets used by (or deemed for such purposes to be used by) such purchaser or transferee to acquire and hold the Notes or the common stock issuable upon conversion of the Notes constitutes assets of any plan; or

(ii) the purchase and holding of the Notes and the common stock issuable upon conversion of the Notes by such purchaser or transferee (a) are, and will be, exempt from the prohibited transaction restrictions of ERISA and the Code by virtue of (i) an applicable Prohibited Transaction Class Exemption, (“PTCE”), including, without limitation, PTCE 90-1 (relating to specified investments by insurance company pooled separate accounts), PTCE 91-38 (relating to specified investments by bank collective investment funds), PTCE 84-14 (relating to specified transactions effected by a “qualified professional asset manager”), PTCE 95-60 (relating to specified investments by insurance company general accounts), and PTCE 96-23 (relating to specified transactions directed by an in-house professional asset manager) or (ii) the statutory exemption under Section 408(b)(17) of ERISA or Section 4975(d)(20) of the Code for certain prohibited transactions between a plan and a person or entity that is a party in interest to such plan solely by reason of providing services to the plan (other than a party in interest that is a fiduciary with respect to the assets of the plan involved in the transaction, or an affiliate of such fiduciary), provided that there is adequate consideration for the transaction, or (b) in the case of a plan subject to Similar Law, do not, and will not, violate any Similar Law.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties and taxes that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering investing in the Notes and the common stock issuable upon conversion of the Notes on behalf of, or with the assets of, any plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code or any Similar Law to such transactions and whether an exemption would be available.

Purchasers and transferees of the Notes have exclusive responsibility for ensuring that their purchase and holding of the Notes or the common stock issuable upon conversion of the Notes do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or similar provisions under any Similar Law. The sale of any Notes and common stock issuable upon conversion of the Notes to any plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such plans generally or any particular plan, or that such an investment is appropriate for such plans generally or any particular plan.

UNDERWRITING

Citigroup Global Markets Inc. and UBS Securities LLC are acting as joint bookrunning managers of the offering.

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of Notes set forth opposite the underwriter’s name.

Principal Amount
Underwriter	of Notes

Citigroup Global Markets Inc.	$
UBS Securities LLC
Bear, Stearns & Co. Inc.
Total	$150,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the Notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the Notes if they purchase any of the Notes.

The underwriters propose to offer some of the Notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the Notes to dealers at the public offering price less a concession not to exceed     % of the principal amount of the Notes. The underwriters may allow, and dealers may reallow a concession not to exceed     % of the principal amount of the Notes on sales to other dealers. After the initial offering of the Notes to the public, the representatives may change the public offering price and concessions.

We have granted to the underwriters an option, exercisable within a period of 13 days beginning with the date we first issue the Notes, to purchase up to $22.5 million additional principal amount of Notes at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any in connection with this offering. To the extent the option is exercised, each underwriter must purchase a principal amount of additional Notes approximately proportionate to that underwriter’s initial purchase commitment.

We, our executive officers and directors, and, subject to limited exceptions, each 5% stockholder and each stockholder who is member of the Molina family, or which holds shares of common stock on behalf of any member of the Molina family have agreed that, subject to certain exceptions, for a period of 90 days from the date of this prospectus supplement, we and they will not, without the prior written consent of Citigroup Global Markets Inc. and UBS Securities LLC, dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock. Citigroup Global Markets Inc. and UBS Securities LLC in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional Notes.

Paid by Molina
	No Exercise	Full Exercise

Per Note	$	$
Total	$	$

In connection with the offering, Citigroup Global Markets Inc., on behalf of the underwriters, may purchase and sell Notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of Notes in excess of the principal amount of Notes to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of Notes made in an amount up to the principal amount represented by the underwriters’ over-allotment option. In determining the source of Notes to close out the covered syndicate short position, the underwriters will consider, among other things, the price of Notes available for purchase in the open market as compared to the price at which they may purchase Notes through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the Notes in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of Notes in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing Notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of Notes in the open market while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Citigroup Global Markets Inc. in covering syndicate short positions or making stabilizing purchases, repurchases Notes originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our total expenses for this offering will be $600,000.

The underwriters have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

Affiliates of the underwriters are members of the lending syndicate under our Credit Agreement. See “Description of Credit Agreement.” A portion of the net proceeds from this offering will be applied to repay in full the indebtedness outstanding under our Credit Agreement.

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate Notes to underwriters for sale to their online brokerage account holders. The representatives will allocate Notes to underwriters that may make Internet distributions on the same basis as other allocations. In addition, Notes may be sold by the underwriters to securities dealers who resell Notes to online brokerage account holders.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

LEGAL MATTERS

The validity of the Notes offered hereby will be passed upon for us by Holme Roberts & Owen LLP, Los Angeles, California, and certain legal matters in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell, New York, New York.

EXPERTS

The consolidated financial statements of Molina Healthcare, Inc. appearing in Molina Healthcare, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2006, and Molina Healthcare, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the Internet website maintained by the SEC at http://www.sec.gov.

This prospectus supplement incorporates by reference the documents set forth below that Molina has previously filed with the SEC. These documents contain important information about Molina’s business and finances. The information incorporated by reference is deemed to be part of this prospectus supplement, except for any information superseded by information in, or incorporated by reference in, this prospectus supplement.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007;

•	Current Reports on Form 8-K filed August 31, 2007, September 7, 2007, September 19, 2007, and October 2, 2007; and

•	Proxy Statement on Schedule 14A filed April 5, 2007 with respect to the sections entitled “Election of Directors,” “Executive Officers,” “Information About Corporate Governance—Director Candidates,” “Information About Corporate Governance—Board and Committee Meetings,” “Information About Corporate Governance—Audit Committee,” “Information About Executive Compensation,” “Information About Stock Ownership,” “Equity Compensation Plan Information,” “Related Party Transactions” and “Disclosure of Auditor Fees.”

We are also incorporating by reference additional documents that we file with the SEC under Sections 13(a), 13(e), 14 or 15(d) of the Exchange Act between the date of this prospectus supplement and termination or completion of this offering (excluding any information furnished pursuant to Items 2.02 or 7.01 on any current report on Form 8-K).

If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this prospectus supplement. Stockholders may obtain documents incorporated by reference in this prospectus supplement by requesting them in writing or by telephone from:

Molina Healthcare, Inc.
Attention: Investor Relations
One Golden Shore
Long Beach, CA 90802
Telephone: (562) 435-3666

You can also get more information by visiting our investor relations website at http://www.molinahealthcare.com. Website materials are not part of this prospectus supplement.

$150,000,000

Molina Healthcare, Inc.

     % Convertible Senior Notes due 2014

PROSPECTUS SUPPLEMENT
          , 2007

Joint Book-Running Managers

Citi

UBS Investment Bank

Bear, Stearns & Co. Inc.

Neither we nor the underwriters have authorized anyone to provide information different from that contained in this prospectus supplement. When you make a decision about whether to invest in our Notes, you should not rely upon any information other than the information in, or incorporated by reference into, this prospectus supplement. Neither the delivery of this prospectus supplement nor the sale of the securities means that information contained in this prospectus supplement is correct after the date of this prospectus supplement. This prospectus supplement is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.